Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

SUNRICH LLC,

and

THOMAS MILLER,

CHARLES CONSIDINE,

and

TIMOTHY EGELAND

Dated November 8, 2010

i

EXHIBITS

Exhibit A — Form of Stock Transfer Power
Exhibit B — Financial Statements
Exhibit C-1 — Opinion of Sellers’ Counsel
Exhibit C-2 — Opinion of Buyer’s Counsel
Exhibit D — Certificate of Seller
Exhibit E-1 — Employment Agreement with Thomas Miller
Exhibit E-2 — Employment Agreement with Charles Considine
Exhibit E-3 — Employment Agreement with Timothy Egeland
Exhibit F — Certificate of Buyer
Exhibit G — Budget
Exhibit H — Guaranty

DISCLOSURE SCHEDULE
EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

Schedule 1.2 — Price Adjustment
Schedule 1.4 — Working Capital Calculation Formula
Schedule 3.3 — Title to Stock
Schedule 4.1(a) — Qualifications to Do Business
Schedule 4.1(b) — Directors and Officers
Schedule 4.3 — Capitalization and Title to Stock
Schedule 4.4 — Noncontravention
Schedule 4.6 — Absence of Undisclosed Liabilities
Schedule 4.7 — No Material Adverse Change
Schedule 4.8(b) — New Liens
Schedule 4.8(f) — Confidentiality
Schedule 4.9(a) — Real Property
Schedule 4.9(b) — Liens on Assets
Schedule 4.9(c) – Tangible Assets
Schedule 4.10 — Accounts Receivable
Schedule 4.12 — Tax Matters
Schedule 4.13 — Contracts and Commitments
Schedule 4.14(a) — Intellectual Property Rights
Schedule 4.15 — Litigation
Schedule 4.16(a) — Warranty Claims
Schedule 4.16(b) — Warranty Terms
Schedule 4.17(a) — Certain Events Related to Employees
Schedule 4.17(b) — List of Employees
Schedule 4.17(c) — Employment Contracts
Schedule 4.18(a) — List of Employee Benefit Plans
Schedule 4.18(c) — Employee Benefit Obligations
Schedule 4.18(m) — Section 409A
Schedule 4.19 — Insurance
Schedule 4.20 — Affiliate Transactions
Schedule 4.21(a) — Customers of the Company
Schedule 4.21(c) — Grower Contract
Schedule 4.21(d) — U.S. Sales Contract
Schedule 4.21(d) — Non-U.S. Sales Contract
Schedule 4.22(b) — Permits
Schedule 4.22(e) — Health and Safety Notices
Schedule 4.23(c) — Hazardous Materials
Schedule 4.23(e) — Environmental Expenditures
Schedule 4.24 — Brokerage
Schedule 4.30 — Reports
Schedule 5.1 — Buyer Incorporation and Corporate Power
Schedule 5.9 — Buyer Financial Statements
Schedule 7.6 — Non-Raid of Employees
Schedule 7.9 — Exceptions from Working Capital

STOCK PURCHASE AGREEMENT

          This STOCK PURCHASE AGREEMENT (this “Agreement”), dated November 8, 2010, is made and entered into by and among SUNRICH LLC, a Minnesota limited liability company (“Buyer”), or its assigns, and THOMAS MILLER (“Miller”), CHARLES CONSIDINE (“Considine”) AND TIMOTHY EGELAND (“Egeland”). Miller, Considine and Egeland are herein referred to individually as a “Seller” and collectively, as the “Sellers”. Capitalized terms shall have the meanings assigned to them in Article XIII.

         WHEREAS, Sellers, in the aggregate, own all of the issued and outstanding stock and equity interest (the “Stock”) in and to Dahlgren & Company, Inc., a Delaware corporation (the “Company”), and the Company is engaged in the business of supplying raw, roasted and packaged sunflower, soy nut and pumpkin seed products for snack, baking, cereal and food ingredient industries and engineering, developing, producing and selling hybrid sunflower grower seeds around the world (the “Business”); and

          WHEREAS, Sellers desire to sell, transfer and assign all the Stock to Buyer and Buyer desires to purchase all of the Stock from Sellers, on the terms and subject to the conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements and the conditions set forth in this Agreement, Buyer and Sellers hereby agree as follows:

I. Purchase and Sale of Stock

          1.1      Purchase and Sale of Stock. On the terms and subject to the conditions set forth in this Agreement, each Seller shall, at the Closing, sell, transfer and assign to Buyer, and Buyer shall purchase and acquire from each Seller, free and clear from all Liens, all right, title and interest, as of the Closing Date, in and to each Seller’s shares of Stock.

          1.2      Purchase Price. The aggregate consideration for the Stock shall equal the Base Price as adjusted in accordance with this Agreement with respect to the Working Capital Adjustment and the Price Adjustment, if any (the “Purchase Price”).

          (a)      The Closing Payment shall equal Forty-Four Million and 00/100 Dollars ($44,000,000.00) (the “Base Price”) minus the Escrow Amount (the “Closing Payment”). Buyer shall put the Escrow Amount in an interest-bearing escrow account (the “Escrow Account”), which will be held to support the joint and several obligations of Sellers with respect to the covenants set forth in Section 6.12 of this Agreement and disbursed in accordance with this Agreement and the Escrow Agreement.

          (b)      The Working Capital Adjustment shall mean the amount by which the Working Capital is greater or less than Fourteen Million and 00/100 Dollars ($14,000,000.00) (the “Set Working Capital”). If the Working Capital as of the Closing Date is greater than Set Working Capital, then the excess shall increase the Purchase Price and if it is less than the Set Working Capital, then such deficit shall decrease the Purchase Price.

          (c)      The Price Adjustment shall equal the following:

          (1)      The aggregate of fifteen percent (15%) of “earnings before interest, taxes, depreciation and amortization” (“EBITDA”) of the Company, which is greater than the pro rata portion of $8,100,000 for 365 days, which shall be determined by dividing the number of days from the Closing Date, excluding the Closing Date, through and including December 31, 2010 by 365 and multiplying the quotient by $8,100,000;

          (2)      The aggregate of fifteen percent (15%) of combined fiscal EBITDA of the Company and the Buyer’s sunflower business, excluding any sunflower business acquired or purchased by Buyer after the Closing Date and any sunflower business of SunOpta Aseptic Inc. or Dalian SunOpta Organic Food ltd., as reported on a consolidated basis as a segment (the “Segment”), which is greater than $12,800,000 for the Segment for the period beginning with January 2, 2011 and ending on December 31, 2011; and

          (3)      The aggregate of fifteen percent (15%) of combined fiscal EBITDA of the Segment, which is greater than $12,800,000 for the Segment for the period beginning with January 1, 2012 and ending on December 29, 2012.

The aggregate value of the Price Adjustment in Section 1.2(c) shall in no event exceed Eight Million and 00/100 Dollars ($8,000,000.00). For purposes of the EBITDA calculation, earnings of the Company or the Segment, as applicable, shall be determined according to GAAP. Attached hereto as Schedule 1.2 is a worksheet reflecting the method the Parties intend to follow to calculate revenue, costs and expenses of the Company and the Segment, as applicable, including an allocation of overhead to the Segment and how EBITDA will be determined for the purposes of calculating the Price Adjustment.

          1.3      Payment of Purchase Price.

          (a)      At Closing, Buyer shall pay to the Sellers the Closing Payment.

          (b)      The Price Adjustment set forth in Section 1.2(c)(1) and Section 1.2(c)(2) shall be paid to the Sellers upon completion of an annual audit of SunOpta, which Buyer covenants will be completed within ninety (90) days after the completion of the 2011 fiscal year of the Buyer and the Price Adjustment set forth in Section 1.2(c)(3) shall be paid to the Sellers upon completion of an annual audit of SunOpta, which Buyer covenants will be completed within ninety (90) days after the completion of the 2012 fiscal year of the Buyer

          (c)      All payments to the Sellers hereunder shall be delivered by wire transfer of immediately available funds to an account or accounts designated in writing by Sellers and shall be allocated among the Sellers in proportion to their respective holdings of shares of Stock, as set forth in Schedule 4.3.

          1.4      Working Capital Adjustment. The working capital of the Company shall be the excess of current assets over current liabilities calculated according to GAAP as of the Closing Date (the “Working Capital”). An example of the Working Capital calculation is set forth on Schedule 1.4 attached hereto. Within thirty (30) days after Closing, the Sellers shall deliver to the Buyer a determination, and working papers supporting such determination, of the actual Working Capital Adjustment and Buyer shall have fifteen (15) days after receipt of the determination to accept or object to such determination; and if no objection is received by Sellers in a writing signed by Buyer within such period, then all objections will be cleared and waived and the Working Capital Adjustment will be deemed acceptable. In the event the Buyer agrees with the determination, then within five (5) days thereafter, either the Sellers shall jointly and severally deliver to the Buyer the amount which the final Working Capital Adjustment is less than the Set Working Capital or the Buyer shall deliver to the Sellers the amount which the final Working Capital Adjustment is greater than the Set Working Capital, as applicable. In the event the Buyer objects to the determination, then it shall, at its sole cost and expense, engage an independent certified public accountant (“Buyer’s CPA”), to calculate and certify the Working Capital Adjustment. Such certification shall be delivered to the Sellers within ten (10) days of Buyer’s objection to the Sellers’ determination. In the event Sellers disagree with the certification by the Buyer’s CPA, they may engage a certified public accountant (“Sellers’ CPA”), at its sole cost and expense, and the Sellers’ CPA and Buyer’s CPA shall agree to the final Working Capital Adjustment within five (5) days after the Sellers’ objection. If the Sellers’ CPA and Buyer’s CPA do not obtain a final resolution within five (5) days after the Sellers’ objection, the dispute shall be submitted for determination to an independent certified public accounting firm (“Independent Firm”) mutually agreed to by Buyer and Sellers (and, failing such agreement between Buyer and Sellers within a further period of five (5) business days, such Independent Firm shall be Larson Allen LLP, or if such firm is unable to act or is either the Sellers’ CPA or Buyer’s CPA, Baker Tilly Virchow Krause, LLP). The determination of the Independent Firm shall be final and binding upon the Parties and shall not be subject to appeal, absent manifest error. The Independent Firm shall be deemed to be acting as experts and not as arbitrators.

          1.5      Price Adjustment. For purposes of the Price Adjustment, the Buyer, at its sole cost and expense, shall deliver to the Sellers within the applicable ninety (90) day period set forth in Section 1.3(b): (a) a certification of the Price Adjustment; (b) the unaudited financial statements for the period designated in Section 1.2(c)(1) of the Company and/or the unaudited financial statements for the previous fiscal year of the Segment designated in Section 1.2(c)(2) or Section 1.2(c)(3), as applicable; (c) all supporting working papers for the certification; and (d) payment for the determined Price Adjustment. Sellers shall have thirty (30) days after receipt of the certification to accept or object to such certification, and if no objection is received by Buyer in a writing signed by Sellers within such period, then all objections will be cleared and waived and the Price Adjustment will be deemed acceptable. Sellers, and their representatives, shall have the reasonable right to review, investigate or audit the books and records of the Company, the Buyer or Segment and the Buyer shall give the Sellers and their representatives full access thereto during Sellers’ review of the Price Adjustment and any resolution of objections related thereto, provided Sellers give Buyer advance written notice at least one (1) business day prior to such access. In the event the Sellers object to the determination, then they shall, at their sole cost and expense, engage the Sellers’ CPA, or such other certificated public accountant as the Sellers determine, to determine the Price Adjustment and upon such determination, the Sellers’ CPA and the Buyer’s CPA shall agree to the final Price Adjustment for such year within fifteen (15) days after the Sellers’ objection. If the Sellers’ CPA and Buyer’s CPA do not obtain a final resolution within fifteen (15) days after the Sellers’ objection, the dispute shall be submitted for determination to the Independent Firm. The determination of the Independent Firm shall be final and binding upon the Parties and shall not be subject to judicial review, absent manifest error. The Independent Firm shall be deemed to be acting as experts and not as arbitrators.

          1.6      Expenses. The Parties, as applicable, shall each bear the fees and expenses of their respective advisors, auditors and representatives in preparing or reviewing, as the case may be, any computation of the Working Capital Adjustment or Price Adjustment. In the case of a dispute and the retention of an Independent Firm to determine such dispute, the costs and expenses of such Independent Firm shall be borne 50 percent by Buyer and 50 percent jointly and severally by Sellers. However, each Party shall each bear its own costs in presenting its case to the Independent Firm.

II. Closing

          2.1      Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be effective as of 11:59 p.m., Central Time, on the business day following the satisfaction or waiver of all conditions of the parties to consummate the transaction hereof (other than conditions with respect to actions the respective parties will take at the closing itself) or such date as may be mutually agreed to by the Parties (the “Closing Date”). The Closing shall take place at 11:00 a.m. at the Company’s office located at 1220 Sunflower Street, Crookston, Minnesota, or such other place as may be mutually agreed to by the Parties.

          2.2      General Procedure. At the Closing, each Party shall deliver to the Party entitled to receipt thereof the documents required to be delivered pursuant to Article VIII hereof at the required respective times, and such other documents, instruments and materials (or complete and accurate copies thereof, where appropriate) as may be reasonably required in order to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the receiving Party. The conveyance, transfer, assignment and delivery of the Stock shall be affected by each Seller executing and delivering to Buyer a stock transfer power (the “Transfer Power”) substantially in the form attached hereto as Exhibit A.

III. Representations and Warranties as to the Sellers

          Each Seller hereby jointly and severally represents and warrants to Buyer that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the Disclosure Schedule accompanying this Agreement (the “Disclosure Schedule”) (which Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this Article III under captions referencing the Sections to which such exceptions apply):

          3.1      Authority, Execution, Delivery; Valid and Binding Agreement. Sellers have full power and authority to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement has been duly executed and delivered by Sellers and, assuming that this Agreement is the valid and binding agreement of Buyer, constitutes the valid and binding obligation of Sellers, enforceable in accordance with its terms. Sellers need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated in this Agreement (other than consents required under Section 8.1(c) hereof, which Sellers undertake to obtain prior to the Closing Date). The execution, delivery and performance of this Agreement by Sellers and the consummation of the transactions contemplated hereby have been duly and validly authorized, and no other proceedings are necessary to authorize the execution, delivery and performance of this Agreement or the transactions contemplated hereby.

          3.2      Noncontravention. The execution, delivery and performance of this Agreement by Sellers and the consummation of the transactions contemplated hereby, will not (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which any of the Sellers is subject, (b) conflict with or result in any breach of any of the provisions of, or constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any agreement to which any Seller is a party or by which he is bound or to which any of his shares of Stock is subject, (c) result in the imposition or creation of any Lien upon his Stock, or (d) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority by which any Seller is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Seller is subject.

          3.3      Title to Stock. Each Seller holds of record and owns beneficially the number of shares of Stock set forth next to his name in Schedule 4.3, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Except as set forth in Schedule 3.3, no Seller is a party to any option, warrant, purchase right, or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any of his shares of Stock (other than this Agreement), to pay any or all of Seller’s portion of the Purchase Price to a Person, or otherwise obligates any Seller with respect to his shares of Stock. No Seller is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Company.

IV. Representations and Warranties of Sellers as to the Company

          Each Seller hereby jointly and severally represents and warrants to Buyer that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the Disclosure Schedule (which Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this Article IV under captions referencing the Sections to which such exceptions apply):

          4.1      Incorporation and Corporate Power. The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority and all authorizations, licenses, permits and certifications necessary to carry on the Business as now being conducted and to own, lease and operate its assets. The Company is qualified as a foreign corporation to do business in every jurisdiction where such qualification is required and in which failure to qualify would have a Material Adverse Effect on the Company. Schedule 4.1(a) lists each jurisdiction in which the Company is qualified to do business. Schedule 4.1(b) lists the directors and officers of the Company. Sellers have delivered to Buyer correct and complete copies of the articles of incorporation and bylaws of the Company (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Company are correct and complete. The Company is not in default under or in violation of any provision of its articles of incorporation or bylaws.

          4.2      Subsidiaries. The Company does not own any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, organization or entity. Except for the Company’s previous ownership of 100 percent of the outstanding shares of Dahlgren International LTD, Inc., which was liquidated on December 31, 2001 and of 75 percent of the outstanding shares of Rolf Ehlers GmbH, the Company has never owned any stock, partnership interest, joint venture interest or other security or ownership issued by any other corporation, organization or entity.

          4.3      Capitalization And Title to Stock. The entire authorized capital stock of the Company consists of 20,000 shares of Class A common stock, 4,000 shares of Class B common stock, 20,000 shares of Class C common stock and 25,000 shares of preferred stock, all shares having a par value $0.01, of which 13,300 shares of the Class A common stock are issued and outstanding and no shares of the Class B common stock, Class C common stock or preferred stock are issued or outstanding or held in treasury. All of the issued and outstanding shares of the Company have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the respective Seller as set forth in Schedule 4.3. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

          4.4      Noncontravention. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not, in any material respect, conflict with or result in any breach of any of the provisions of, or constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any Lien upon any assets of the Company, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the articles of incorporation or bylaws of the Company, or any amendment thereto, or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which the Company or its assets are bound or affected (other than consents required under Section 8.1(c) hereof, which Sellers undertake to obtain prior to the Closing Date), or any law, statute, rule or regulation or order, judgment or decree to which the Company or its assets are subject. The Company is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Authority or other regulatory authority is required to be obtained by the Company in connection with its execution, delivery and performance of this Agreement.

          4.5      Financial Statements. Attached hereto as Exhibit B are the following financial statements (collectively, the “Financial Statements”): (a) the unaudited balance sheet of the Company (the “Latest Balance Sheet”) and unaudited statements of income (together with the Latest Balance Sheet, the “Latest Financial Statement”) as of and for the month ended August 28, 2010, (b) the drafts of the annual balance sheets and statement of income as of and for fiscal year September 25, 2010, and (c) the comparative audited balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for each of the fiscal years ended September 27, 2008 and September 26, 2009, for the Company (collectively, the “Annual Financial Statements”). The Annual Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied throughout the periods indicated. The Latest Financial Statement has been prepared in accordance with GAAP; provided, however, it will not contain footnotes, prior period comparative data, or any statements of changes in stockholders’ equity and cash flow. Inventories on the Latest Financial Statement are valued at Lower of Cost or Market. The Financial Statements present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete, in all material respects, and are consistent with the books and records of the Company (which books and records are correct and complete).

          4.6      Absence of Undisclosed Liabilities. The Company has no Liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) and the Sellers have no Knowledge of any Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any Liability, arising out of transactions or events entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events occurring on or before the date of the Latest Balance Sheet, except (i) as reflected in the Latest Balance Sheet, (ii) Liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), or (iii) as otherwise set forth in Schedule 4.6.

          4.7      No Material Adverse Changes. Except as set forth on Schedule 4.7, since the date of the Latest Balance Sheet (the “Balance Sheet Date”), there has been no Material Adverse Change in the assets, financial condition, operating results, customer, employee or supplier relations, business condition or prospects of the Company.

          4.8      Absence of Certain Developments. Since the Balance Sheet Date, the Company has not in each case:

          (a)      borrowed any amount or incurred or become subject to any Liability except (i) current Liabilities incurred in the Ordinary Course of Business and (ii) Liabilities under contracts entered into in the Ordinary Course of Business;

          (b)      mortgaged, pledged or subjected to any Lien, on any of its assets except: (i) Liens for current property taxes not yet due and payable, (ii) Liens in respect of pledges or deposits under workers’ compensation laws, or (iii) Liens set forth in Schedule 4.8(b);

          (c)      discharged or satisfied any Lien or paid any Liability other than current Liabilities paid in the Ordinary Course of Business;

          (d)      sold, leased, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any assets or canceled any debts or claims, in each case, other than for a fair consideration in the Ordinary Course of Business;

          (e)      sold, leased, licensed, sublicensed, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any Intellectual Property;

          (f)      disclosed, to any Person other than Buyer and authorized representatives of Buyer and Sellers, any proprietary Confidential Information of the Business or otherwise related to the Company’s assets, other than pursuant to a confidentiality agreement prohibiting the use or further disclosure of such information, which agreement is identified in Schedule 4.8(f) and is in full force and effect on the date hereof;

          (g)      waived any rights of material value or suffered any extraordinary losses or adverse changes in collection loss experience, whether or not in the Ordinary Course of Business or consistent with past practice;

          (h)      taken any other action or entered into any other transaction other than in the Ordinary Course of Business and in accordance with past custom and practice, or, entered into any transaction with any Insider or Affiliate;

          (i)      suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it in connection with the Business, whether or not covered by insurance, in excess of $100,000;

          (j)      made or granted any bonus or any wage, salary or compensation increase to any officer or, except in the Ordinary Course of Business, to any employee, or consultant or made any commitment or incurred any Liability to any labor organization;

          (k)      made any single capital expenditure or commitment therefor (or series of related capital expenditures) either in excess of $100,000 or outside the Ordinary Course of Business;

          (l)      made any loans or advances to, or guarantees for the benefit of, any Person, except for travel expenses to employees up to $10,000 per Person;

          (m)      entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $100,000 or outside the Ordinary Course of Business;

          (n)      accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses), and to the Sellers’ Knowledge, no other party has done any of the foregoing, involving more than $100,000 to which the Company is a party or by which the Company is bound;

          (o)      made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $100,000 or outside the Ordinary Course of Business;

          (p)      delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

          (q)      cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $100,000 or outside the Ordinary Course of Business;

          (r)      made or authorized any change in the articles of incorporation or bylaws of the Company;

          (s)      issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

          (t)      declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

          (u)      entered into or terminated any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, entered into any collective bargaining relationship, or made any other change in employment terms for any of its directors or officers;

          (v)      adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

          (w)      implemented any employee layoffs that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state, local, or non-U.S. law, regulation, or ordinance (collectively the “WARN Act”);

          (x)      made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business; or

          (y)      committed to do any of the forgoing.

          4.9      Title to Properties.

          (a)      The real properties owned or leased by the Company and legally described in Schedule 4.9(a), including all improvements and fixtures thereon and all rights and easements appurtenant thereto (the “Real Property”), constitutes all of the Real Property owned, used or occupied by the Company. Each parcel of Real Property has access sufficient for the conduct of the Business as conducted or as proposed to be conducted on such parcel of Real Property to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas, telephone, fiberoptic, cable television and other utilities used in the operation of the Business at that location. The zoning for each parcel of Real Property permits the existing improvements and the continuation of the Business being conducted thereon as a conforming use. The Company has not leased or otherwise granted to any Person the right to use or occupy any Real Property or any portion thereof. There are no outstanding options, rights of first offer or rights of first refusal to purchase any of the Real Property or any portion thereof or interest therein. Except for the leases specifically set forth on Schedule 4.9(a), the Company does not lease or sublease or is a party to any agreement or option to purchase any real property or interest therein.

          (b)      The Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, including the Real Property and each of the tangible properties and tangible assets reflected on the Latest Balance Sheet or acquired since the date thereof, free and clear of all Liens and interests of third parties, except for (i) Liens for current taxes not yet due and payable, (ii) Liens set forth under Schedule 4.9(b), and (iii) assets disposed of since the date of the Latest Balance Sheet in the Ordinary Course of Business, which amount shall not exceed $100,000, in the aggregate.

          (c)      Schedule 4.9(c) lists all the Company’s assets which constitute equipment, machinery, motor vehicles, rolling stock, accessories, furniture, fixtures, furnishings and leasehold improvements. Except as otherwise described in Schedule 4.9(c), all of the buildings, machinery, equipment, leasehold improvements, fixtures and other tangible assets necessary for the conduct of the Business as presently conducted are in good operating condition and repair, ordinary wear and tear excepted, have been maintained in accordance with normal industry practice, and are suitable for the purposes for which such assets presently are used. To the Knowledge of the Sellers and the Company’s directors and officers (and employees with management responsibility for overseeing the maintenance and operation of the assets), there are no defects (patent or latent) in such assets or other conditions relating thereto which would have a Material Adverse Effect on the operation or value of such assets. The Company owns or leases (under valid leases as set forth in Schedule 4.9(a)), all buildings, machinery, equipment and other tangible assets reasonably necessary for the conduct of the Business, free and clear of any Liens or interests of third parties.

          (d)      Neither the Company nor the Real Property is in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any parcel of Real Property used in the operation of the Business or the improvements constructed thereon, and neither the Company nor any Seller has received any notice of any such violation, or the existence of any condemnation proceeding with respect to any of the Real Property, except, in each case, with respect to violations the potential consequences of which do not or will not have a Material Adverse Effect on the Company.

          (e)      Sellers have no Knowledge of improvements made or contemplated to be made by any public or private authority, the costs of which are to be assessed as special taxes or charges against any of the Real Property, and there are no present assessments.

          4.10    Accounts Receivable. All notes and accounts receivable of the Company that are reflected properly on the Company’s books and records (collectively, the “Accounts Receivable”) represent valid obligations arising from bona fide transactions performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are, or will be, as of the Closing Date, valid receivables subject to no setoffs or counterclaims and are current and collectible, net of the respective reserves shown on the Latest Balance Sheet (which reserves are consistent with past practice). Subject to the aggregate reserves, the Accounts Receivable either has been or will be collected in full, without any setoff, within the later of ninety (90) days after the day on which it first becomes due and payable and ninety (90) days from the Closing Date, with receipts first applied against the oldest amounts due unless specifically disputed. There is no contest, claim or right of setoff, other than returns in the Ordinary Course of Business, under any contract with any obligor of an Accounts Receivable relating to the amount of validity of such Accounts Receivable. Except as provided in Section 7.9, Schedule 4.10 contains a complete and accurate list of all of the Accounts Receivable, as of the Balance Sheet Date.

          4.11    Inventory. The Inventory of the Company consists of items of a quality and quantity usable in the Ordinary Course of the Business. Inventory consisting of work in progress will upon completion conform in all material respects with (i) all applicable contractual commitments, (ii) all express and implied warranties and (iii) all applicable state and federal laws and regulations, including but not limited to the Organic Foods Production Act of 1990, the Nutrition Labeling and Education Act of 1990, and any applicable United States Department of Agriculture guidelines and regulations, and will be salable in the Ordinary Course of Business. Inventory of finished goods is not slow-moving, obsolete or damaged and is merchantable and fit for its particular use. The type, quantity and quality of the Inventory at Closing will be consistent with normal Inventory levels historically necessary to conduct the Business in the Ordinary Course of Business. As of the Balance Sheet Date, the values at which such Inventory is carried on the Latest Balance Sheet is at Lower of Cost or Market.

          4.12    Tax Matters.

          (a)      Each of the Company and the Tax Affiliate has: (i) timely filed (or has had timely filed on its behalf) all Returns required to be filed or sent by it in respect of any Taxes or required to be filed with or sent by it to any taxing authority, each of which was true and complete in all material respects, (ii) paid all Taxes required to be paid (whether or not shown on any Return), and (iii) complied with all applicable laws, rules, and regulations relating to the withholding of Taxes and the reporting and payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code or similar provisions under any foreign laws), and timely and properly withheld from all payments, including individual employee wages, and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

          (b)      There are no Liens for Taxes upon any of the assets of Company, except Liens for Taxes not yet due.

          (c)      No deficiency for any Taxes has been proposed, asserted or assessed against the Company that has not been resolved and paid in full. No waiver, extension or comparable consent given by the Company regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. Since March 15, 2007, and except as disclosed on Schedule 4.12, there has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Returns of the Company, nor is any such Tax audit or other proceeding pending, nor has there been any notice to the Company by any Taxing authority regarding any such Tax, audit or other proceeding, or, to the knowledge of Sellers, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns of the Company. Sellers are not aware of any assessment of additional Taxes on the Company and are not aware of any unresolved questions, claims or disputes concerning the Liability for Taxes of the Company which would exceed the estimated reserves established on the Company’s books and records. No written claim has ever been received by the Company that was made by an authority in a jurisdiction in which the Company does not file Returns that the Company is or may be subject to taxation by that jurisdiction. Sellers have made available to Buyer correct and complete copies of all Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Company since September 29, 2007.

          (d)      The Company is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by the Company that are not deductible (in whole or in part) under Section 280G of the Code. The Company is not a party to or bound by any tax allocation or sharing agreement. Each of the Company and the Tax Affiliate (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (B) has not had any Liability for the Taxes of any Person (other than the Company) under Treasury Regulation § 1.1502 -6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

          (e)      the Company has not requested or is the beneficiary of any extension of time within which to file any Return, which Return has not since been filed.

          (f)      No asset of the Company is property that the Company is or will be required to treat as being owned by another Person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986) or is “tax-exempt use property” within the meaning of Section 168 of the Code.

          (g)      The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) ’’closing agreement’’ as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date; or (F) election under Section 108(i) of the Code. The Company will not be required to include any item or increase in, or exclude any item or deduction from, a taxable period, or portion thereof, beginning on or after the Closing Date as a result of Section 482 of the Code and the regulations thereunder. The Company has retained records and documents necessary to demonstrate the criteria taken into account in determining arm’s length terms for transactions among the Company.

          (h)      All transactions that could give rise to an understatement of federal income tax (within the meaning of Section 6661 of the Code as it applied prior to repeal) or an underpayment of tax (within the meaning of Section 6662 of the Code) were reported in a manner for which there is substantial authority or were adequately disclosed (or, with respect to Returns filed before the Closing Date, will be reported in such a manner or adequately disclosed) on the Returns required in accordance with Sections 6661(b)(2)(B) and 6662(d)(2)(B) of the Code.

          (i)      The Company has not engaged in any transaction that would result in a deemed election under Section 338(e) of the Code, and the Company will not engage in any such transaction within any applicable “consistency period” (as such term is defined in Section 338 of the Code).

          (j)      The Company has not filed any consent under Section 341(f) of the Code.

          (k)      The Company has evidence of payment for all taxes, charges, fees, levies, or other assessments of a foreign country paid or accrued from the date of the formation of each of them, respectively.

          (l)      The Company, to the extent it is a “controlled foreign corporation” within the meaning of Section 957 of the Code, has not now or has not had at any time in the past “subpart F income” within the meaning of Section 952 of the Code.

          (m)      The Company at all times has been a corporation or association taxable as a corporation for United States income tax purposes.

          (n)      Any “FSC” (within the meaning of Section 922 of the Code) owned in whole or in part by the Company, including Dahlgren International LTD, Inc., has been properly operated in accordance with the provisions of Section 921-927 of the Code.

          (o)      All deductions claimed or reported on all Returns of the Company on account of royalties or similar fees payable with respect to any Intellectual Property of the Company or any other party are allowable in full.

          (p)      The unpaid Taxes of the Company (A) did not, as of August 28, 2010, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Company in filing their Tax Returns.

          (q)      The Company is not or has not been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation § 1.6011-4(b).

          (r)      The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

          4.13    Contracts and Commitments.

          (a)      Schedule 4.13 contains a list of the following agreements, whether oral or written, to which the Company is a party:

          (1)      collective bargaining agreement or contract with any labor union;

          (2)      grower contracts, including any forward contracts;

          (3)      bonus, pension, profit sharing, retirement or other form of deferred compensation plan;

          (4)      hospitalization insurance or other welfare benefit plan or practice, whether formal or informal;

          (5)      contract for the employment of any officer, individual employee or other Person on a full-time or consulting basis or relating to severance pay for any such Person;

          (6)      independent contractor, partnership or joint venture agreements;

          (7)      confidentiality agreement;

          (8) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any of its assets;

          (9)      guaranty of any obligation for borrowed money or otherwise;

          (10)    lease or agreement under which it is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $10,000;

          (11)     lease or agreement under which it is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $10,000;

          (12)     contract or group of related contracts with the same party for the purchase of products or services under which the undelivered balance of such products or services is in excess of $100,000;

          (13)     contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $100,000;

          (14)     contract which prohibits the Company from freely engaging in business anywhere in the world;

          (15)     contract for the distribution of any of the products of the Business (including any distributor, sales and original equipment manufacturer contract);

          (16)     franchise agreement;

          (17)    license agreement or agreement providing for the payment or receipt of royalties or other compensation by the Company in connection with any Intellectual Property;

          (18)    contract or commitment for capital expenditures in excess of $100,000;

          (19)    agreement for the sale of any capital asset;

          (20)    any agreement with any of Sellers, Insiders or Affiliates;

          (21)    any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

          (22)    any settlement, conciliation or similar agreement with any Governmental Authority or which will require satisfaction of any obligations after the execution date of this Agreement;

          (23)    any agreement under which the Company has advanced or loaned any Person amounts in the aggregate exceeding $100,000 or otherwise not in the Ordinary Course of Business;

          (24)    any other agreement (or group of related agreements) the performance of which involves consideration in excess of $100,000; or

          (25)    other agreement which is either material to the Business, was not entered into in the Ordinary Course of Business, or if terminated would have a Material Adverse Effect.

          (b)      With respect to each agreement referred to in such Schedule 4.13: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) the Company is not, and to the Sellers’ Knowledge no other party, is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) the Company is not, and to the Sellers’ Knowledge no other party has repudiated any provision of the agreement.

          (c)      The Company has in all material respects performed all obligations required to be performed by the Company in connection with the contracts or commitments required to be disclosed in Schedule 4.13 and is not in receipt of any claim of default under any contract or commitment required to be disclosed under Schedule 4.13. The Company has no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption.

          (d)      Prior to the date of this Agreement and the Closing Date, Sellers have delivered to Buyer a true and correct copy of each written contract or commitment, and a written description of each oral contract or commitment, referred to in Schedule 4.13, together with all amendments, waivers or other changes thereto.

          4.14    Intellectual Property Rights.

          (a)      Schedule 4.14(a) describes all rights in patents, patent applications, trademarks, service marks, trade names, corporate names, or copyrights mask works, trade secrets, know how or other Intellectual Property owned by, licensed to or otherwise controlled by the Company, or used in, developed for use in or necessary to the conduct of the Business as now conducted. The Company owns and possesses all right, title and interest, or holds a valid and enforceable license, in and to its Intellectual Property. Schedule 4.14(a) describes all Intellectual Property that has been licensed to any Person and any Intellectual Property that is licensed from any Person. The Company has not received any notice of, nor to the Knowledge of any of Sellers and the directors and officers (and employees with management responsibility for Intellectual Property matters) of the Company, are there any facts that indicate a likelihood of, any infringement or misappropriation by, or conflict from, any Person with respect to the Intellectual Property listed in Schedule 4.14(a); no claim by any Person contesting the validity of any of the Company’s Intellectual Property has been made, is currently outstanding or, to the Knowledge of any of Sellers and the directors and officers (and employees with management responsibility for Intellectual Property matters) of the Company is threatened; the Company has not received any notice of any infringement, misappropriation or violation by the Company of any Intellectual Property of any Person and the Company has not infringed, misappropriated or otherwise violated any such Intellectual Property; and no infringement, illicit copying, misappropriation or violation has occurred or will occur with respect to products currently being sold by the Company or with respect to the products currently under development (in their present state of development) or with respect to the conduct of the Business as now conducted. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing. To the Knowledge of any of Sellers, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of the Company. The Company has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item. No loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Sellers or the Company, including without limitation, a failure by Sellers or the Company to pay any required maintenance fees).

          (b)      Sellers have taken all necessary and desirable actions to maintain and protect all of the Intellectual Property of the Company and will continue to maintain and protect all of the Intellectual Property of the Company so as not to adversely affect the validity or enforceability thereof. To the Knowledge of any of Sellers, the owners of any of the Intellectual Property licensed to the Company and have taken all necessary and desirable actions to maintain and protect the Intellectual Property covered by such license.

          4.15    Litigation. Except as set forth in Schedule 4.15, there are no actions, suits, claims, proceedings, outstanding injunctions, orders or investigations pending or, to the Knowledge of Sellers and the directors and officers (and employees with management responsibility for litigation matters) of the Company threatened against the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there is no Basis for any of the foregoing. The Company is not exposed to any Liability or disadvantage, including with respect to the items listed on Schedule 4.15, which may have a Material Adverse Effect.

          4.16    Warranties and Product Liability.

          (a)      Schedule 4.16(a) summarizes all claims outstanding, pending or, to the Knowledge of Sellers and the directors and officers (and employees with management responsibility for warranty matters) of the Company, threatened for breach of any warranty relating to any products sold by the Company prior to the date hereof. Each product manufactured, sold, leased, or delivered by the Company has been in material conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith.

          (b)      Schedule 4.16(b) includes copies of the standard terms and conditions of sale or lease of the Company (containing applicable guaranty, warranty, and indemnity provisions). No product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Schedule 4.16(b).

          (c)      The Company has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company, which would have a Material Adverse Effect on the Company.

          4.17    Employees.

          (a)      Except as set forth in Schedule 4.17(a): (a) to the Knowledge of Sellers and the directors and officers (and employees with direct responsibility for employee matters) of the Company, no employee of the Company and no group of the Company’s employees has any plans to terminate his or its employment; (b) the Company has complied with all laws relating to the employment of labor, including provisions thereof relating to the classification of employees, wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes; (c) the Company has no labor relations problem pending, its labor relations are satisfactory, no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition and to the Knowledge of any of Sellers or the Company, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists, and; (d) there are no workers’ compensation claims pending against the Company nor to the Knowledge of Sellers and the directors and officers (and employees with management responsibility for employee matters) of the Company, are there any facts that would give rise to such a claim; (e) to the Knowledge of Sellers and the directors and officers (and employees with management responsibility for employee matters) of the Company, no employee of the Company is subject to any secrecy, confidentiality, non-competition, or proprietary rights agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the Business; (f) no employee or former employee of the Company has any claim with respect to any Intellectual Property owned or used by the Company; (g) the Company has no collective bargaining agreement or relationship with any labor organization; (h) there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or threatened in any forum, relating to an alleged violation or breach by the Company (or its or their officers or directors) of any law, regulation or contract; and (i) no employee or agent of the Company has committed any act or omission giving rise to material Liability for any violation or breach identified in subsection (h) above.

          (b)      Schedule 4.17(b) lists, as of the date set forth in Schedule 4.17(b), each employee of the Company and the position, title, remuneration (including any scheduled salary or remuneration increases), date of employment of each such employee accrued vacation and service credited for the purpose of vesting and eligibility to participate in the Company’s Employee Plans.

          (c)      Except as set forth in Schedule 4.17(c), (A) there are no employment contracts or severance agreements with any employees of the Company, and (B) there are no written personnel policies, rules, or procedures applicable to employees of the Company. True and complete copies of all such documents have been provided to Buyer prior to the date of this Agreement.

          (d)      With respect to this transaction, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing Date will be, satisfied. The Company has not implemented any plant closing or layoff of employees that could implicate the WARN Act, and no such action will be implemented without advance notification to Buyer.

          4.18    Employee Benefit Plans.

          (a)      Except as set forth in Schedule 4.18(a), with respect to all employees and former employees of the Company, all current or former directors of the Company, all service providers to the Company, and all dependents and beneficiaries of any of the foregoing, the Company has not and does not maintain or contribute to: (i) any employee pension benefit plan (as defined in Section 3(2) of ERISA); (ii) any employee welfare benefit plan (as defined in Section 3(1) of ERISA); (iii) any specified fringe benefit plan as defined in Section 6039D of the Code; (iv) any severance, change-in-control, layoff or salary continuation arrangement; (v) any profit-sharing, stock option, stock appreciation right, stock bonus or stock purchase arrangement; and (vi) any other benefit plan, policy, practice or contract (whether qualified or nonqualified, effective or terminated, written or unwritten). Each of the foregoing is referred to as an “Employee Plan.” Schedule 4.18(a) identifies as such any Employee Plan that is intended to meet the requirements of Section 401(a) of the Code. No corporation or trade or business has ever been controlled by, controlling, or under common control with the Company within the meaning of Section 414 of the Code or Section 4001(a)(14) of ERISA.

          (b)      Seller has delivered to Buyer copies of (i) the documents comprising each Employee Plan (or, with respect to an Employee Plan that is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets, and any other matters that relate to the obligations of the Company thereunder); (ii) all trust agreements, insurance contracts, or any other funding instruments related to each Employee Plan; (iii) all rulings, determination letters, no-action letters, or advisory opinions from the IRS, the United States Department of Labor, or any other governmental body that pertain to each Employee Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and unaudited) and the annual reports filed with any governmental body with respect to each Employee Plan during the current year and each of the three preceding years; (v) all contracts with third-party administrators, actuaries, investment managers, consultants, or other independent contractors that relate to each Employee Plan; and (vi) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks, and other written communications regarding each Employee Plan.

          (c)      Except as set forth in Schedule 4.18(c), all amounts owed by the Company under the terms of any Employee Plan have been timely paid in full. Except as set forth in Schedule 4.18(c), each Employee Plan that provides health or welfare benefits is fully insured, and any incurred but not reported claims under each such Employee Plan that is not fully insured have been properly accrued. The Company has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course of business, with regard to each Employee Plan.

          (d)      The Company has complied with the applicable continuation requirements for each Employee Plan, including (i) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 609, inclusive, of ERISA (“COBRA”) and (ii) any applicable state legal requirements mandating welfare benefit continuation coverage for employees.

          (e)      The form of each Employee Plan is in compliance with the applicable terms of ERISA, the Code, and any other applicable legal requirement, including the Health Insurance Portability and Accountability Act of 1996, and each Employee Plan has been operated in compliance with such legal requirements and the written Employee Plan documents. Neither the Company nor to the Knowledge of Sellers and the directors and officers (and employees with management responsibility for employee benefits or human resources matters), any fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA. Each required report and description of an Employee Plan (including IRS Form 5500 annual reports, summary annual reports and summary plan descriptions, and summaries of material modifications) have been (to the extent required) timely filed with the IRS, the United States Department of Labor, or other governmental body and distributed as required, and all notices required by ERISA or the Code or any other legal requirement with respect to each Employee Plan have been appropriately given. The Company has no unfunded Liability with respect to any deferred compensation, retirement, or other Employee Plan.

          (f)      Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received, or is based on a form of plan that has received, a favorable determination letter or opinion letter from the IRS, which is current, taking into account the tax laws referred to as “EGTRRA.” To the Knowledge of Sellers and the directors and officers (and employees with management responsibility for employee benefits or human resources matters), no circumstance exists that could result in revocation of any such favorable determination letter. Each trust created under any such Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and, to the Knowledge of Sellers and the directors and officers (and employees with management responsibility for employee benefits or human resources matters), no circumstance exists that could result in a revocation of such exemption. No Employee Plan is intended to meet the requirements of Code Section 501(c)(9). No circumstance exists that could give rise to a loss of any intended tax consequence or to any tax under Section 511 of the Code with respect to any Employee Plan.

          (g)      There has never been any suit, action, arbitration, mediation, audit, hearing, investigation, or litigation before or involving any court, governmental body or arbitrator (a “Proceeding”) relating to any Employee Plan and, to the Knowledge of Sellers and the directors and officers (and employees with management responsibility for employee benefits or human resources matters), no such Proceeding is threatened. To the Knowledge of Sellers and the directors and officers (and employees with management responsibility for employee benefits or human resources matters), no event has occurred or circumstance exists that could give rise to or serve as a basis for the commencement of any such Proceeding. Neither the Company nor, to the Knowledge of Sellers and the directors and officers (and employees with management responsibility for employee benefits or human resources matters), has any fiduciary of an Employee Plan engaged in a transaction with respect to any Employee Plan that could subject the Company or Buyer to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA or result in a violation of Section 406 of ERISA. Neither the execution and delivery of this Agreement nor the consummation or performance of any transaction contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time), result in the assessment of a tax or penalty under Section 4975 of the Code or Section 502 of ERISA or result in a violation of Section 406 of ERISA.

        (h)       Neither the execution and delivery of this Agreement nor the consummation or performance of any transaction contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time), obligate the Company to pay any separation, severance, termination, or similar benefit to, or accelerate the time of vesting for, change the time of payment to, or increase the amount of compensation due to, any director, employee, officer, former employee, or former officer of the Company. There is no contract providing for payments that could subject any Person or entity to Liability under Section 4999 of the Code.

          (i)      Other than the continuation coverage requirements of COBRA, the Company has no obligation or potential Liability for benefits to employees, former employees, or their dependents following termination of employment or retirement under any Employee Plan.

          (j)      Neither the execution and delivery of this Agreement nor the consummation or performance of any transaction contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time), result in an amendment, modification, or termination of any Employee Plan. The Sellers have not made and to the Knowledge of Sellers and the directors and officers (and employees with management responsibility for employee benefits or human resources matters), no Person has made any written or oral representation to any employee or former employee of the Company promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life, or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). The Sellers have not made and to the Knowledge of Sellers and the directors and officers (and employees with management responsibility for employee benefits or human resources matters), no Person has made any written or oral representation to any employee or former employee of the Company concerning the employee benefits of Buyer.

          (k)      The Company does not contribute to, has no obligation to contribute to, and has no Liability with respect to, any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is a “defined benefit plan” within the meaning of Section 3(35) of ERISA or any Employee Plan that is subject to Section 302 of ERISA or Section 412 of the Code.

          (l)      The Company does not contribute to, has no obligation to contribute to, and has no Liability with respect to, (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA or Section 414(f) of the Code; or (ii) a plan that has two or more contributing sponsors, at least two of whom are not under common control within the meaning of Section 413(c) of the Code; or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

          (m)      Except as set forth in Schedule 4.18(m), no Employee Plan is subject to Section 409A of the Code. Each Employee Plan subject to Section 409A of the Code (“Deferred Compensation Plan”) complies in all material respects with Section 409A of the Code. The Company has not (i) granted to any Person an interest in any Deferred Compensation Plan that is, or upon the lapse of a substantial risk of forfeiture with respect to such interest will be, subject to the tax imposed by Section 409A(a)(1)(B) or (b)(5)(A) of the Code, or (ii) materially modified any Deferred Compensation Plan in a manner that could cause an interest previously granted under such plan to become subject to the tax imposed by Section 409A(a)(1)(B) or (b)(5) of the Code.

          4.19    Insurance. The Company has at all times maintained insurance relating to the Business and covering property, fire casualty, Liability, workers’ compensation and all other forms of insurance customarily obtained by businesses in the same industry. Schedule 4.19 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, Liability, and workers’ compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past six years the name, address, and telephone number of the agent; the name of the insurer, the name of the policyholder, and the name of each covered insured; the policy number and the period of coverage; the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and a description of any retroactive premium adjustments or other loss-sharing arrangements. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Company has been covered during the past 10 years by insurance in scope and amount customary and reasonable for the businesses in which they have engaged during the aforementioned period. Schedule 4.19 describes any self-insurance arrangements affecting the Company.

          4.20    Affiliate Transactions. Except as disclosed in Schedule 4.20, and other than pursuant to this Agreement, no officer or director of the Company or Seller or any member of the immediate family of any of the foregoing or any entity in which any of such person’s owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively “Insiders”), has any agreement with the Company or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the Business (other than ownership of the Stock). None of the Insiders has any direct or indirect interest in any competitor, supplier or customer of the Company, or in any Person, firm or entity from whom or to whom the Company leases any property, or in any other Person with whom the Company transacts business of any nature. For purposes of this Section 4.20, the members of the immediate family of an officer, director or any Seller shall consist of the spouse, parents, children, siblings, mothers and fathers in law, sons and daughters in law, and brothers and sisters in law of such officer, director or any Seller.

          4.21    Customers and Suppliers.

          (a)      Schedule 4.21(a) lists the twenty (20) largest customers of the Company for the fiscal year ended 2010 and for the period ended as of the Balance Sheet Date, and sets forth opposite the name of each such customer the approximate percentage of net sales or purchases by the Company attributable to such customer for each such period. Since the Balance Sheet Date, no customer listed on Schedule 4.21(a) has indicated in writing that it will stop or decrease the rate of business done with the Company, which would have a Material Adverse Effect on the Company.

          (b)      Since the Balance Sheet Date, no supplier of the Company has indicated in writing that it shall stop, or decrease the rate of, supplying materials, products or services to the Company, which would have a Material Adverse Effect on the Company.

          (c)      The form attached hereto as Schedule 4.21(c) sets forth the standard form of grower contract entered into by the Company with its suppliers, which form contains the standard terms and conditions of each contract, and there are no deviations or changes from such form that could have a Material Adverse Effect.

          (d)      The form attached hereto as Schedule 4.21(d) sets forth the standard form of domestic sales contract entered into by the Company with its U.S. customers, which form contains the standard terms and conditions of each contract, and there are no deviations or changes from such form that could have a Material Adverse Effect.

          (e)      The form attached hereto as Schedule 4.21(e) sets forth the standard form of international sales contract entered into by the Company with its non-U.S. customers, which form contains the standard terms and conditions of each contract, and there are no deviations or changes from such form that could have a Material Adverse Effect.

          4.22    Compliance with Laws; Permits.

          (a)      The Company has complied in all material respects with all applicable laws, governmental orders, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, export control and trade embargo laws, ordinances, rules, regulations and other requirements pertaining to product labeling, consumer products safety, equal employment opportunity, employee retirement, affirmative action and other hiring practices, workers’ compensation, unemployment and building and zoning codes, which affect the Business, the Company assets or the Real Property or to which the Company may be subject, and no claims have been filed against the Company alleging a violation of any such laws, regulations or other requirements. The Company is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to Buyer after Buyer acquires the Stock.

          (b)      The Company has, in full force and effect, all material licenses, permits and certificates, from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to conduct its Business and own and operate the Company’s assets (other than Environmental Permits), (collectively, the “Permits”). A true, correct and complete list of all the Permits is set forth in Schedule 4.22(b), with an indication as to whether the Permit is assignable to Buyer. The Company has conducted its business in compliance with all material terms and conditions of the Permits and no violation of any of the Permits has occurred, which would have a Material Adverse Effect on the Company.

          (c)      The Company has not made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee or any other Person in a position to assist or hinder the Company in connection with any actual or proposed transaction.

          (d)      The Company has never had a legal obligation to file any form, report, schedule, proxy statement or other document with the SEC, and the Company has not filed with the SEC any such form, report, schedule, proxy statement or other document.

          (e)      Except as provided in Schedule 4.22(e), the Company has not received a notice or charge asserting any violation of or Liability under, the federal Occupational Safety and Health Act of 1970 or any other federal or state acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety.

          4.23    Environmental Matters.

          (a)      The Company is in material compliance with all applicable Environmental Laws.

          (b)      The Company has obtained, and maintained in full force and effect, all environmental permits, licenses, certificates of compliance, approvals and other authorizations necessary to conduct the Business and own or operate the Company’s assets, including the Real Property (collectively, the “Environmental Permits”). A copy of each such Environmental Permit has been provided by the Company to Buyer. The Company has conducted the Business in material compliance with all terms and conditions of the Environmental Permits. The Company has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Laws.

          (c)      Except as set forth in Schedule 4.23(c): (i) no Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, stored, or released on, under or about any part of the Real Property, (ii) the Real Property and any improvements thereon, contain no asbestos, urea, formaldehyde, radon at levels above natural background, polychlorinated biphenyls (PCBs) or pesticides, and (iii) no aboveground or underground storage tanks are located on, under the Real Property, or to Sellers’ Knowledge have been located on, under the Real Property and then subsequently been removed or filled. If any such storage tanks exist on, under or about the Real Property, such storage tanks have been duly registered with all appropriate governmental entities and are in compliance with all applicable Environmental Laws.

          (d)      The Company has not received notice alleging in any manner that the Company is, or might be potentially responsible for, any Release of Hazardous Materials, or any costs arising under or violation of Environmental Laws with respect to the Business or its assets.

          (e)      Except as set forth in Schedule 4.23(e), no material expenditure will be required in order for Buyer to comply with any Environmental Laws in effect at the time of the Closing in connection with the operation or continued operation of the Business or the Real Property in a manner consistent with the current operation thereof by the Company.

          (f)      The Company and the Real Property are not and to the Sellers’ Knowledge have not been listed on the United States Environmental Protection Agency National Priorities List of Hazardous Waste Sites, or any other list, schedule, law, inventory or record of hazardous or solid waste, or Hazardous Materials Release, sites maintained by any federal, state or local agency.

          (g)      The Sellers have disclosed and delivered to Buyer all environmental reports and investigations which the Company has obtained or ordered with respect to the Business and the Company’s assets, including the Real Property.

          (h)      No part of the Business or, since being acquired by the Company, the Company’s assets (including the Real Property), or to the Knowledge of the Sellers, the Company’s assets (including the Real Property) prior to the assets being acquired by the Company, have been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products.

          (i)      No Lien has been attached or filed against the Company, the Business, Company’s assets or the Real Property in favor of any governmental or private entity for (i) any Liability or imposition of costs under or violation of any applicable Environmental Law; or (ii) any Release of Hazardous Materials.

          4.24    Brokerage. Except as set forth in Schedule 4.24, no third party shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Sellers or the Company. Buyer cannot become, and is not, liable or obligated for any of the arrangements set forth, or that should be set forth, on Schedule 4.24.

          4.25    Books and Records. The books of account of the Company are complete and correct and have been maintained in accordance with sound business practices. Each transaction is properly and accurately recorded on the books and records of the Company, and each document upon which entries in the Company’s books and records are based is complete and accurate in all respects. The Company maintains a system of internal accounting controls adequate to insure that it maintains no off-the-book accounts and that its assets are used only in accordance with its management directives.

          4.26    Disclosure. Neither this Agreement nor any of the Exhibits hereto nor any of the documents delivered by or on behalf of Sellers or the Company pursuant to Article VIII hereof nor any Disclosure Schedule nor any of the Financial Statements, contain as applicable, any untrue statement of a material fact regarding the Company or the Business or any of the other matters dealt with in Article III or this Article IV relating to the Company or the transactions contemplated by this Agreement and that would have a Material Adverse Effect. This Agreement, the Exhibits hereto, the documents delivered to Buyer pursuant to Article VIII hereof, the Disclosure Schedule and the Financial Statements, do not omit any material fact necessary or omit to state any fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. Except as set forth in this Agreement or on a Disclosure Schedule, Sellers have no Knowledge of any fact that has specific application to the Company (other than general economic or industry conditions) that may have a Material Adverse Effect.

          4.27    Powers of Attorney and Guaranties. There are no outstanding powers of attorney executed on behalf of the Company. The Company is not a guarantor or otherwise responsible for any Liability or obligation (including indebtedness) of any other Person.

          4.28    Business Continuity. None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the Company in the conduct of their business have experienced bugs, failures, breakdowns, or continued substandard performance in the past 12 months that has caused any substantial disruption or interruption in or to the use of any such systems by the Company.

          4.29    Computer and Technology Security. The Company has taken all reasonable steps to safeguard the information technology systems utilized in the operation of the Business of the Company, including the implementation of procedures to ensure that such information technology systems are free from any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any ‘‘back door,’’ ‘‘time bomb,’’ ‘‘Trojan horse,’’ ‘‘worm,’’ ‘‘drop dead device,’’ ‘‘virus,’’ or other software routines or hardware components that in each case permit unauthorized access or the unauthorized disablement or unauthorized erasure of data or other software by a third party, and to date there have been no successful unauthorized intrusions or breaches of the security of the information technology systems, which would have a Material Adverse Effect on the Company.

          4.30    Reports. Schedule 4.30 sets forth the most recent study, audit, or report prepared by or for the Company on or after January 1, 2007, which relate to quality and food safety, or workplace safety which is material in the aggregate to the Company and which does not include routine reports prepared by Company personnel on daily or weekly incidents of safety (the “Reports”). Sellers have delivered to Buyer a correct and complete copy of each Report. Since the date of each Report, there has been no change in circumstances in any matters described in such Report that would have a Material Adverse Effect. The most recent 2011 budget and related assumptions is attached hereto as Exhibit G (the “Budget”). To Sellers’ Knowledge, the assumptions the Budget was based on were reasonable as of the date of the Budget.

V. Representations and Warranties of Buyer

          The Buyer hereby represents and warrants to Sellers that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V):

          5.1      Incorporation and Corporate Power. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Minnesota, and has all requisite power and authority to enter into this Agreement and perform its obligations hereunder. The Buyer is qualified as a foreign company to do business in every jurisdiction where such qualification is required and which failure to qualify would have a Material Adverse Effect on the Buyer. Schedule 5.1 lists each jurisdiction in which the Buyer is qualified to do business and lists the directors and officers of the Buyer. Buyer has delivered to Sellers correct and complete copies of the articles or certificate of organization and operating agreement of the Buyer (as amended to date).

          5.2      Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite company action, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming the due authorization, execution and delivery by Sellers of this Agreement, this Agreement constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and equitable principles.

          5.3      No Breach. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby do not, in any material respect, conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any Lien upon any assets of Buyer, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the articles or certificate of organization or operating agreement of Buyer or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Buyer are bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Buyer is subject.

          5.4      Governmental Authorities; Consents. Except as set forth on Schedule 5.4, the Buyer is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or Person is required to be obtained by Buyer in connection with their execution, delivery and performance of this Agreement or the transactions contemplated hereby.

          5.5      Brokerage. No third party shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of either Buyer. Sellers cannot become, and are not, liable or obligated for any brokerage, fee or commission arrangement(s) entered into by Buyer with any Person related to this Agreement or the transactions contemplated herein.

          5.6      Financing. Buyer will have sufficient funds or financing in place to fund timely the Purchase Price to be paid at the Closing to Sellers for the Stock, at the time payment of such funds are required.

          5.7 I     nvestment. Buyer is not acquiring the Stock with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

          5.8      Ownership. The sole member of Buyer is SunOpta Food Group, LLC. The sole member of SunOpta Food Group, LLC, is SunOpta Holdings, Inc., and the sole shareholder of SunOpta Holdings, Inc., is SunOpta.

          5.9      Financial Statements. Attached hereto as Schedule 5.9, are copies of (a) the unaudited balance sheet of the SunOpta Grains and Foods Group reporting segment as of July 3, 2010 and the unaudited statement of earnings of the Segment for the period ended July 3, 2010, (b) SunOpta’s audited balance sheets and statements of earnings, and shareholders’ equity for each of the years ended December 31, 2008 and December 31, 2009, prepared on an individual and consolidated basis, and (c) the Buyer’s unaudited balance sheet and unaudited statement of earnings for the year ended December 31, 2009. The financial statements are based upon the information contained in and consistent with the books and records of the Buyer and the Segment, which books and records are complete and accurate in all material respects. The financial statements (and any notes thereto) of SunOpta have been prepared in accordance with GAAP applied throughout the periods indicated. The financial statements of SunOpta Grains and Foods Group reporting segment, the Segment, and the Buyer are interim and/or unaudited financial statements prepared by SunOpta Grains and Foods Group reporting segment, the Segment, as applicable, and the Buyer and will not contain notes to financial statements, prior period comparative data or statements of shareholders’ equity. The financial statements present fairly the financial condition of SunOpta Grains and Foods Group reporting segment, the Segment, and the Buyer, as applicable, as of the period so indicated.

VI. Covenants of Seller

          6.1      Conduct of the Business. Sellers agree to observe each term set forth in this Section 6.1 and agree that, from the date hereof until the Closing Date, unless otherwise consented to by Buyer in writing:

          (a)      The Business shall be conducted only in, and Sellers shall not cause or permit the Company to take any action except in, the Ordinary Course of Business, on an arm’s-length basis and in accordance with all applicable laws, rules and regulations, including all employment legislation, and the Company’s past custom and practice and all contracts, agreements, engagements, or commitments to which the Company is a party or by which it is bound shall be in full force and effect and unamended and shall not be in default in any manner that could have a Material Adverse Effect;

          (b)      Except as otherwise provided herein or for the transactions contemplated by this Agreement, Sellers shall not cause or permit the Company, directly or indirectly, or do or permit to occur any of the following: (i) sell, pledge, dispose of or encumber the Stock or any of the Company’s assets; (ii) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (iii) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the Ordinary Course of Business and consistent with past practice; (iv) subject to any reasonable objection or defenses to payment, permit any accounts payable owed to trade creditors to remain outstanding more than what is normal and customary in the industry or consistent with past practices; (v) accelerate, beyond the normal collection cycle, collection of Accounts Receivable; (vi) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 6.1(b); or (vii) engage in any business, enterprise or activity, or enter into any transaction (except the transactions contemplated herein), or incur any obligation outside of the Ordinary Course of Business.

          (c)      Sellers shall not cause or permit the Company to, directly or indirectly, (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors or consultants; (ii) in the case of management employees, officers or consultants, take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof; or (iii) in the case of non-management employees, take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof, which in not in the Ordinary Course of Business;

          (d)      Sellers shall not cause or permit the Company to adopt or amend any bonus, profit sharing, compensation, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or affiliates;

          (e)      Sellers shall not cause or permit the Company to cancel or terminate its current insurance policies, or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

          (f)      Sellers shall provide notice to the Buyer of any material agreement, which would be required to be or is listed in Schedule 4.13, which has been entered into or modified;

          (g)      Sellers shall (i) use reasonable efforts to preserve intact the organization and goodwill of the Business, keep available the services of the Company’s officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers, growers and others having business relationships with the Company; (ii) confer on a regular and frequent basis with representatives of Buyer to report operational matters and the general status of ongoing operations with respect to the Business; (iii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue as of the Closing Date; (iv) notify Buyer of any emergency or other change in the normal course of the Business or in the operation of the properties of the Business and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated); (v) comply with all material terms and conditions of the arrangements set forth or required to be set forth in Schedule 4.13; and (v) promptly notify Buyer in writing if Sellers shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue in any respect;

          (h)      Sellers shall cause the Company to (i) file any Tax returns or information statements with respect to any Liabilities for Taxes of the Company or other matters relating to Taxes of the Company that pursuant to applicable law must be filed prior to the Closing Date and (ii) promptly upon filing provide copies of any such Tax returns or information statements to Buyer;

          (i)      Without the prior written consent of Buyer, Company shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment relating to Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Company or any Tax Affiliate, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax Liability of Company for any period ending after the Closing Date or decreasing any Tax attribute of Company existing on the Closing Date; and

          (j)      Sellers shall not cause the Company to perform any act referenced by (or omit to perform any act which omission is referenced by) the terms of Section 4.8.

          6.2      Access to Books and Records. Between the date hereof and the Closing Date, Sellers shall cause the Company to afford to Buyer, and its authorized representatives (the “Buyer’s Representatives”) full access at all reasonable times and upon reasonable notice to the offices, properties, books, records, officers, employees and other items of the Business, and the work papers of the Company’s independent accountants, relating to work done for the Company for each of the fiscal years ended 2008 and 2009, and otherwise provide such assistance as is reasonably requested by Buyer in order that Buyer may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the Business. In addition, the Sellers shall cause the Company and its officers and directors to cooperate fully (including providing introductions where necessary) with Buyer to enable Buyer to contact such third parties, including customers, prospective customers, growers, specifying agencies, vendors or suppliers of the Business, as Buyer deems reasonably necessary to complete its due diligence; provided that Buyer agrees not to initiate such contacts without the prior approval of Sellers, which approval will not be unreasonably withheld and provided, that the Sellers’ representatives shall at all times be allowed to accompany Buyer in and at any meetings related thereto.

          6.3      Litigation Support. In the event and for so long as Buyer is actively contesting or defending against any litigation in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction existing or occurring on or prior to the Closing Date involving the Business, the Company, or the Stock, Sellers will cooperate in the contest or defense, make available their personnel and provide such testimony and access to their books and records as may be necessary in connection with the contest or defense, at the cost and expense of Buyer (unless and to the extent Buyer is entitled to indemnification therefor under Article X).

          6.4      Regulatory Filings. As promptly as practicable after the execution of this Agreement, Sellers shall make or cause to be made all filings and submissions under any laws or regulations for the consummation of the transactions contemplated herein. Sellers will coordinate and cooperate with Buyer in exchanging such information, will not make any such filing without providing to Buyer a final copy thereof for its review and consent at least two full business days in advance of the proposed filing and will provide such reasonable assistance as Buyer may request in connection with all of the foregoing.

          6.5      Nondisparagement. Sellers will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Company from maintaining the same business relationship with the Company after the Closing as it maintained with the Company prior to the Closing.

          6.6      Conditions. Sellers shall take all commercially reasonable actions necessary to cause the conditions set forth in Section 8.1 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three (3) business days of such date).

          6.7      No Negotiations. During the term of this Agreement, no Seller will (and Sellers will not cause or permit the Company to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of the Company (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. No Seller will vote his shares of Stock in favor of any such acquisition.

          6.8      Nondisclosure. During the Restricted Period, each Seller agrees at all times not to use or disclose any of the Confidential Information except to its legal, financial, and other counsel and advisors, as authorized by Buyer in writing or as may be required by law.

          6.9      Non-competition. During the Restricted Period, each Seller covenants and agrees not to directly or indirectly engage in the Business, as that is conducted on the Closing Date or otherwise compete with the Company or the Buyer in the Business, as conducted on the Closing Date, in the Restricted Area; provided, however, that no owner of less than 1% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in the Business.

     6.10         Non-solicitation. During the Restricted Period, no Seller will, directly or indirectly, (i) solicit, induce or attempt to solicit or induce any of the Company’s or Buyer’s managers, directors, officers, employees, consultants or advisors to discontinue such Person’s relationship with the Company or Buyer; or (ii) solicit, induce or attempt to solicit or induce any customer, distributor, representative, licensee, supplier or other business relation of the Company or Buyer to curtail or cancel any business or contracts that such Person has with the Company or Buyer, or in any way interfere with the relationship between the Company or Buyer and such Person.

          6.11    Restrictive Covenants.

          (a)      The covenants set forth in Sections 6.5, 6.8, 6.9 and 6.10 (the “Restrictive Covenants”) will be construed as a series of separate covenants covering their subject matter in each of the separate geographical areas in the Restricted Area, and, except for geographic coverage, each such separate covenant will be deemed identical in terms to the Restrictive Covenants. To the extent that any such covenant is judicially unenforceable in any one or more of such geographical areas, such covenant will not be affected with respect to each of the other geographical areas. Each covenant with respect to such geographical areas will be construed as severable and independent. If, at the time of enforcement of any of the provisions of the Restrictive Covenants, a court of competent jurisdiction holds that the restrictions stated in the Restrictive Covenants are unreasonable under the circumstances then existing, the Parties agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or geographical area to the extent permitted by applicable law.

          (b)      Each Seller acknowledges that (i) the Restrictive Covenants are reasonable and necessary to the protection of the Business and the transactions contemplated by this Agreement, (ii) each Seller will receive a benefit from the consummation of the transactions contemplated by this Agreement, and (iii) each Seller agreeing to the Restrictive Covenants is a material inducement to the willingness of Buyer to enter into and consummate the transactions contemplated by this Agreement.

          (c)      Sellers’ obligations under the Restrictive Covenants are absolute and will not be terminated or otherwise limited by virtue of any breach by Buyer of any provision of this Agreement; by virtue of any failure to perform or other breach of any obligation of Buyer; or termination, amendment, or other modification of any of the employment agreements or arrangements between any of the Sellers and the Company, Buyer or the Company’s or Buyer’s Affiliates. Notwithstanding the foregoing, in the event Buyer fails to pay any portion of the Purchase Price after such portion of the Purchase Price has been determined to be due and payable in accordance with Article I of this Agreement and such payment has not been made within 90 days of such determination, the Restrictive Covenants shall no longer apply.

          6.12    Environmental Matters. After Closing, the Parties agree that certain environmental matters will be addressed in accordance with the terms and conditions set forth below:

          (a)      Within 45 days after Closing, a Phase II Environmental Site Assessment (“Phase II ESA”) will be performed by an environmental consultant at the direction of Buyer at the Grace City, ND facility. If the Phase II ESA documents soil or groundwater contamination at or above applicable regulatory thresholds, Buyer may, at its discretion, work with consultant to undertake additional investigation and/or remediation work necessary to obtain a “no further action” or similar liability relief letter (“Letter”) from the State of North Dakota. Such Letter must state that any environmental contamination at the facility has been addressed to the extent that no further action is required by Buyer.

          (b)      All reasonable costs associated with performance of the Phase II ESA, any additional site investigation, any remediation or any other expense incurred by Buyer necessary to obtain the Letter shall be paid jointly and severally by Sellers; provided, however, that Sellers shall not be liable for any costs associated with efforts to obtain the Letter that occur more than one year after both (i) remediation has been complete as determined by Buyer, and (ii) three consecutive written requests for a Letter have been sent by the Company to the State of North Dakota and all three requests have not been answered or acknowledged by the State of North Dakota in writing, by email, telephone or otherwise. These costs shall first be paid from the Escrow Account, and, if in excess of the Escrow Amount, Buyer may pursue Sellers pursuant to the indemnification obligations in Article X of this Agreement.

VII. Covenants of Buyer

          Buyer covenants and agrees with Sellers as follows:

          7.1      Regulatory Filings. As promptly as practicable after the execution of the Agreement, Buyer shall make or cause to be made all filings and submissions under any laws or regulations applicable to Buyer for the consummation of the transactions contemplated herein.

          7.2      Conditions. Buyer shall take all commercially reasonable actions necessary to cause the conditions set forth in Section 8.1 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three (3) business days of such date).

          7.3      Insurance. Until the expiration of any indemnification period set forth in Article X, the Buyer shall maintain comparable or better insurance, in a form and substance substantially similar or better to the policies and coverages set forth on Schedule 4.19 and for the amounts and deductibles that exist as of the Closing Date. The Buyer acknowledges and agrees that this covenant is material inducement to the willingness of Sellers to enter into and consummate the transactions contemplated by this Agreement and it is an integral part of its agreement to indemnify the Buyer and for any indemnification claim so made by Buyer or for any claim made by any third party against the Sellers.

          7.4      Financial Statements. Within five days after the release of quarterly earnings to the public, the Buyer shall deliver to the Sellers a copy of the unaudited balance sheet of the Buyer and the Segment and unaudited statements of income as of and for the prior quarter end and reflecting fiscal year to date financial information (the “Quarterly Financial Statements”). The Quarterly Financial Statements shall be prepared in accordance with GAAP applied throughout the periods indicated, provided, however, it will not contain footnotes or prior period comparative data. The Quarterly Financial Statements shall present fairly the financial condition of the Buyer and the Segment as of such dates and the results of operations of the Buyer and the Segment for such periods, shall be correct and complete, in all material respects, and shall be consistent with the books and records of the Buyer and the Segment (which books and records shall be correct and complete). Overhead shall be applied consistently throughout each period, as reflected on Schedule 1.2(c).

          7.5      Operation of Business after Closing. Any transactions of Buyer or the Company occurring after Closing related to the Business and Segment with any Affiliate of Buyer or the Company shall be conducted on terms similar or better to the Buyer as are consistent with Buyer’s past practice and the terms assumed in preparing Schedule 1.2(c).

          7.6      Non-Raid of Employees. For the period of two (2) years from the date of this Agreement, in the event this Agreement is terminated pursuant to Article IX, then the Buyer and any of its Affiliates that are engaged in the Business, shall not, directly or indirectly, solicit or hire any of the Company’s employees listed on Schedule 7.6 and shall not, directly or indirectly, solicit or hire any other employee of the Company, provided that an employee who responds to a general advertisement for employment with the Buyer or its Affiliates and is hired does not violate this covenant.

          7.7      Due Diligence Disclosure. If Seller has disclosed in writing by email or letter delivered between September 7, 2010 and the Closing Date and specifically addressed to at least two individuals listed below an event or fact that directly results in a breach of any representation or warranty of the Sellers or the Company hereunder, then Buyer shall disclose such to the Sellers prior to Closing. For purposes of this Section 7.7, such email or letter must be delivered and specifically addressed to at least two of the following individuals: John Dietrich, Allan Routh, John Ruelle and Steve Arnhalt. In the event the Buyer does not disclose said breach, then in the event of Closing, the Buyer shall be deemed to waive such breach hereunder and any indemnification thereto.

          7.8      Equipment Lease. Buyer agrees that at or within one week after Closing, Buyer shall terminate that certain Master Equipment Lease Agreement No. 09-106 between the Company and International Financial Services Corporation dated February 10, 2009 and Buyer shall pay any related principal or interest amounts due thereunder to International Financial Services Corporation.

          7.9      Exceptions from Working Capital. The Accounts Receivable specifically set forth on Schedule 7.9 shall not be included in Working Capital and in the event the Company collects any of the Accounts Receivable set forth on Schedule 7.9, Sellers shall be entitled to receive such amounts; provided that the Company and Sellers use no more than reasonable business methods to collect such amounts. In the event collection of an Accounts Receivable set forth on Schedule 7.9 is to be in the form of an offset or credit against amounts that would otherwise be owed by the Company to the party owing the Accounts Receivable to the Company, Sellers shall be entitled to receive such amounts; provided that such offset or credit is approved by Buyer in writing, which approval shall not be unreasonably withheld.

VIII. Conditions to Closing

          8.1      Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

          (a)      The representations and warranties set forth in Articles III and IV hereof shall be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures by Seller of discoveries, events or occurrences arising on or after the date hereof);

          (b)      Sellers shall have performed in all respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Closing;

          (c)      Sellers shall have obtained, or caused to be obtained, each consent and approval necessary in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on the Stock or any of the Company’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting the Company; or any license, franchise or permit of or affecting the Company;

          (d)      There shall not be threatened, instituted or pending any claim, demand, action or proceeding, by any Person, or before any court or Governmental Authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Buyer of all or a material portion of the Business, or to compel Buyer or any of Buyer’s subsidiaries to dispose of or to hold separately all or a portion of the business or assets of Buyer and Buyer’s subsidiaries, as a result of the transactions contemplated hereby, (iii) seeking to invalidate or render unenforceable any provision of this Agreement, or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

          (e)      There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court, government or Governmental Authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 8.1(d) hereof;

          (f)      Buyer shall not have discovered any fact or circumstance existing as of the date of this Agreement which has not been disclosed to Buyer as of the date of this Agreement regarding the Stock or Business, that would, individually or in the aggregate with other such facts and circumstances, have a Materially Adverse Effect since the Balance Sheet Date, and there shall be no material adverse change to the business, affairs, conditions or prospects of Buyer, whether financial or otherwise, as reasonably determined by Buyer;

          (g)      There shall have been no damage, destruction or loss of or to any of the Company’s assets, whether or not covered by insurance, which, in the aggregate, has, or would be reasonably likely to have, a Material Adverse Effect;

          (h)      Buyer shall have received from counsel for Sellers a written opinion, dated as of the Closing Date, addressed to Buyer and satisfactory to Buyer’s counsel, in form and substance substantially as set forth in Exhibit C-1;

          (i)      Buyer shall have completed and be satisfied, in its sole discretion, with the results of its due diligence review of the Company;

          (j)      Buyer shall have received all approvals and consents of Buyer’s Board of Directors and its lender and all applicable regulatory approvals, consents and orders from any Governmental Authority, which are reasonably considered necessary by the Buyer’s attorneys or solicitors, including the approval of NASDAQ and the Toronto Stock Exchange, and the transaction complies with applicable United States and Canadian securities laws and regulations; and

          (k)      On the Closing Date, Sellers shall have delivered to Buyer all of the following:

          (1)      the Transfer Powers and the original stock certificates representing the Stock;

          (2)      certificate of the Sellers reasonably satisfactory to Buyer, dated the Closing Date, stating that the conditions precedent set forth in this Section 8.1 have been satisfied, in form and substance as attached as Exhibit D;

          (3)      copies of the third party and governmental consents and approvals referred to in subsection (c) above;

          (4)      resignations of each Seller as a director and officer of the Company;

          (5)      the Employment Agreement in subsequently the form attached hereto as Exhibit E-1 executed by Thomas Miller;

          (6)      the Employment Agreement in subsequently the form attached hereto as Exhibit E-2 executed by Charles Considine;

          (7)      the Employment Agreement in subsequently the form attached hereto as Exhibit E-3 executed by Timothy Egeland;

          (8)      a non-foreign affidavit for each Seller, dated as of the Closing Date, sworn under penalty of perjury, and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that such Seller is not a “foreign person” as defined in Section 1445 of the Code; and

          (9)      such other certificates, documents and instruments as Buyer reasonably request related to the transactions contemplated hereby.

          (l)      Sellers shall have delivered to Buyer copies of the certificate of incorporation of the Company certified on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of the Company’s incorporation;

          (m)      Sellers shall have delivered to Buyer copies of the certificate of good standing of the Company issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person’s organization and of each jurisdiction in which the Company is qualified to do business;

          (n)      Sellers shall have delivered to Buyer a certificate of the secretary or an assistant secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) no amendments to the certificate of incorporation of such Person since the date specified in Section 8.1(l); (ii) the bylaws (or other governing documents) of such Person; and (iii) any resolutions of the board of directors or other authorizing body (or a duly authorized committee thereof) of such Person relating to this Agreement and the transactions contemplated hereby.

          (o)      The Company has sold or distributed to the Sellers, or their assigns, all of its interest in Rolf Ehlers, a GmbH, and provided Buyer copies of all documentation related thereto.

          (p)      Buyer shall have received the Title Commitments and other real estate documents satisfactory to Buyer in Buyer’s sole discretion. In the event Buyer is not satisfied with the Title Commitments as determined in Buyer’s sole discretion, Sellers shall have the right but not the obligation to fix any such defects identified in the Title Commitments prior to the date set forth in Section 9.1(d). Buyer, on one hand and Sellers, on the other hand, shall share equally in the cost and expense of the Title Commitments.

          (q)      Reserved.

          (r)      Reserved.

          (s)      Reserved.

          (t)      Reserved.

          (u)      The Company shall have terminated any agreements with Harras N.A. and repaid all amounts owed by the Company to Harras, N.A. related thereto.

          (v)      Sellers shall have obtained and provided to Buyer a Phase I environmental site assessments for the Real Property that are satisfactory to Buyer in Buyer’s sole discretion. In the event Buyer is not satisfied with the Phase I environmental site assessments, as determined in Buyer’s sole discretion, Sellers shall have the right but not the obligation to fix and pay for any such items identified in the Phase I environmental site assessments objectionable to Buyer prior to the date set forth in Section 9.1(d). Buyer, on one hand, and Sellers, on the other hand, shall share equally in the cost and expense of the Phase 1 environmental assessments.

          (w)      Sellers shall have delivered a consent, in a form satisfactory to the Buyer, from the estate of Kelly Englestad agreeing to the terms and conditions of this Agreement and waiving any claims against the Company.

          (x)      Sellers shall have released the Company from that certain Shareholder Agreement dated November 24, 1997, between the Sellers and the Company

        (y)      Frito-Lay, Inc. shall have delivered a consent, in a form satisfactory to the Buyer, to the transactions contemplated hereby and waiver of any rights of first refusal or otherwise under any agreements between Frito-Lay, Inc. and the Company.

          8.2      Conditions to Sellers’ Obligations. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

          (a)      The representations and warranties set forth in Article V hereof will be true and correct in all respects at and as of the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties;

          (b)      Buyer shall have performed in all respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

          (c)      There shall not be threatened, instituted or pending any action or proceeding, before any court or Governmental Authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement, or (iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

          (d)      Sellers shall have received from counsel for Buyer a written opinion, dated as of the Closing Date, addressed to Sellers and satisfactory to Sellers’ counsel, in form and substance substantially as set forth in Exhibit C-2;

          (e)      There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court, government or Governmental Authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 8.2(c) hereof; and

          (f)      On the Closing Date, Buyer will have delivered to Sellers:

          (1)      A wire transfer in immediately available funds in the amount of the Closing Payment to an account or accounts designated by Sellers;

          (2)      A copy of the text of the resolutions adopted by the Board of Governors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement; along with a certificate executed on behalf of Buyer, by an authorized officer of Buyer, certifying to Sellers that such copy is a true, correct and complete copy of such resolutions, and that such resolutions were duly adopted and have not been amended or rescinded;

          (3)      A certificate of an officer of Buyer dated the Closing Date, stating that the conditions precedent set forth above have been satisfied, in form and substance attached hereto as Exhibit F;

          (4)      Incumbency certificates executed on behalf of Buyer, by an authorized officer of Buyer certifying the signature and office of each officer executing this Agreement or any of the Related Documents to be executed by Buyer;

          (5)      the Employment Agreement in subsequently the form attached hereto as Exhibit E-1 executed by Thomas Miller;

          (6)      the Employment Agreement in subsequently the form attached hereto as Exhibit E-2 executed by Charles Considine;

          (7)      the Employment Agreement in subsequently the form attached hereto as Exhibit E-3 executed by Timothy Egeland;

          (8)      Buyer shall have delivered to Sellers copies of the articles or certificate of organization of the Buyer certified on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of its incorporation;

          (9)      Buyer shall have delivered to Sellers copies of the certificate of good standing of the Buyer issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of the Buyer and of each jurisdiction in which the Buyer is qualified to do business; and

          (10)    Buyer shall have caused SunOpta to deliver to Sellers a guaranty of Buyer’s obligators hereunder in the form attached hereto as Exhibit H.

IX. Termination

          9.1      Termination. This Agreement may be terminated at any time prior to the Closing:

          (a)      by the mutual written consent of Buyer and Sellers;

          (b)      by written notice of Buyer to Sellers if Sellers breach in any material respect any of its representations or warranties, or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained;

          (c)      by written notice of Sellers to Buyer if Buyer breaches in any material respect any of its representations or warranties, or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained;

          (d)      by either Buyer or Sellers if the transactions contemplated hereby have not been consummated by November 15, 2010; provided that, neither Buyer nor Sellers will be entitled to terminate this Agreement pursuant to this Section 9.1(d) if such Party’s willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

          (e)      Buyer will have discovered any fact or circumstance existing as of the Closing Date that has not been previously disclosed on any Disclosure Schedule that has a Material Adverse Effect.

          9.2      Effect of Termination. The event of termination of this Agreement by either Buyer or Sellers as provided in Section 9.1, this Agreement shall become void and there shall be no Liability on the part of Buyer, or its stockholders, officers, or directors, or Sellers, or their heirs, assigns or personal representatives, except for any Liability of any Party then in breach.

X. Survival; Indemnification

          10.1    Survival of Representations and Warranties. The representations and warranties contained in Articles III, IV and V hereof shall survive the Closing for a period of twenty-four (24) months following the Closing Date, with the exceptions of the representations and warranties in Article III Sections 4.1, 4.2, 4.3, 4.4, 4.9(b), 4.12, 4.18, 4.23, 4.24, 5.1, 5.2, 5.3, 5.4 and 5.5 which shall survive for the applicable statute of limitations period; provided that any Indemnified Party shall have sixty (60) days after the termination of the applicable statute of limitations period to provide notice of any indemnification claim to the Indemnifying Party. Notwithstanding the foregoing, any matter as to which an indemnification notice has been given in good faith in accordance with this Article X shall have been asserted during the applicable survival period shall continue on full force and effect with respect to such claim until such claim shall have been fully resolved or settled.

          10.2    Indemnification by Sellers.

          (a)      The Sellers, jointly and severally, agree to indemnify in full Buyer and each of its officers, directors, employees, agents and stockholders (collectively, the “Buyer Indemnified Parties”) and hold them harmless against any loss, Liability, deficiency, damage, expense or cost (including reasonable legal expenses) (collectively, “Losses”), which Buyer Indemnified Parties may suffer, sustain or become subject to, as a result of (i) any breach or inaccuracy in any of the representations and warranties of the Sellers contained in this Agreement or in any exhibits, Disclosure Schedules, certificates or other documents delivered or to be delivered by it or on behalf of Sellers pursuant to the terms of this Agreement or otherwise referenced or incorporated in this Agreement (collectively, the “Related Documents”); and (ii) any breach of any of the agreements of the Sellers contained in this Agreement, (collectively “Buyer Losses”). For purposes of any notice requirement or provision in this Article X, Losses shall include a Loss, whether or not actually incurred or paid.

          (b)      Except as otherwise provided above, Sellers shall be liable to Buyer Indemnified Parties for any Buyer Losses resulting from breaches or inaccuracies of Article IV only if the aggregate amount of all Buyer Losses attributable thereto exceeds $100,000 (the “Basket Amount”), in which case Sellers shall be obligated to indemnify the Buyer Indemnified Parties for the excess amount of Buyer Losses. Provided further, the maximum amount of Liability of the Sellers to the Buyer Indemnified Parties for any Buyer Losses shall be Twelve Million Dollars ($12,000,000) (the “Aggregate Cap”). Notwithstanding the Basket Amount and the Aggregate Cap, the Sellers shall fully indemnify the Buyer for a breach of Section 3.3, any loss resulting from or related to the Company’s ownership, sale of its interests in or otherwise related to Rolf Ehlers, a GmbH, or any trust that owns or holds interests in Rolf Ehlers, a GmbH, including any losses or penalties related to the Company filing or failing to file foreign bank reports or other Tax matters; any breach of the Restrictive Covenants; any loss resulting from or related to any prior ownership of the shares of Stock, including any claims by the Estate of Kelly Englestad; any loss related to the covenants in Section 6.12; or any loss resulting from any willful misconduct or fraud of any Seller.

          (c)      If Buyer has a claim for indemnification under this Section 10.2, Buyer shall deliver to the Sellers one or more written notices of Buyer Losses during the applicable survival period. The Sellers shall have no Liability under this Section unless the written notices required by the preceding sentence are given within the applicable survival period. Any written notice will state in reasonable detail the basis for Buyer Losses to the extent then known by Buyer and the nature of the Buyer Loss for which indemnification is sought, and it may state the amount of the Buyer Loss claimed. If such written notice (or an amended notice) states the amount of the Buyer Loss claimed and the Sellers, or anyone of them, notify Buyer that Sellers do not dispute the claim described in such notice or fails to notify Buyer within sixty (60) days after delivery of such notice by Buyer whether the Sellers dispute the claim described in such notice, the Buyer Loss in the amount specified in Buyer’s notice will be admitted by the Sellers and the Sellers shall pay the amount of Buyer Loss to Buyer. If Sellers have timely disputed the Liability of the Sellers with respect to such claim (or an amended claim) stating the amount of a Buyer Loss claimed, the Sellers and Buyer will proceed in good faith to negotiate a resolution of such dispute. If a claim for indemnification has not resolved within thirty (30) days after delivery of the Sellers’ notice, Buyer may seek judicial recourse. If a written notice does not state the amount of the Buyer Loss claimed, such omission will not preclude Buyer from recovering from the Sellers the amount of the Buyer Loss described in such notice if any such amount is promptly provided after it is determined. In order to assert its right to indemnification under this Article X, Buyer will not be required to provide any notice except as provided in this Section 10.1(c).

          (d)      Seller shall pay the amount of any Buyer Loss to Buyer within thirty (30) days following the determination of Sellers’ Liability for and the amount of a Buyer Loss (whether such determination is made pursuant to the procedures set forth in this Section 10.2 by agreement between Buyer and Sellers, or by final adjudication).

          (e)      If there shall exist any amount payable by Sellers to Buyer on any date upon which any portion of the Purchase Price is due to be made by Buyer to Sellers pursuant to Article I, an amount equal to such amount shall be deducted from such payment and applied to reduce the amount owing by Buyer to Sellers.

          (f)      In the event that any Buyer Indemnified Party is entitled to indemnification or payment of, or any Seller has any obligation with respect to or arising under or related to Section 6.12 (the “Escrow Claims”), such Buyer Indemnified Party shall look first to the Escrow Account, and thereafter, to the Sellers to recover. Sellers hereby covenant and agree that, in the event a Buyer Indemnified Party is entitled to recover against the Escrow Account in accordance with this Section 10.2(f) and all or a portion of the Escrow Amount remains in the Escrow Account, Sellers shall execute any and all documents, instruments and notices reasonably necessary or desirable to effect a disbursement from the Escrow Account to the Buyer Indemnified Party in an amount equal to such Escrow Claims or, if the amount then remaining in the Escrow Account is less than the Escrow Claim, an amount equal to the amount then remaining in the Escrow Account. If the amount remaining in the Escrow Account is insufficient to indemnify the Buyer Indemnified Party for the full amount of the Escrow Claims for which such Buyer Indemnified Party is entitled to be indemnified, then Sellers shall satisfy any remaining amount by means of a cash payment of immediately-available funds to such Buyer Indemnified Party.

          10.3    Indemnification by Buyer.

          (a)      Buyer agrees to indemnify in full Sellers, their heirs, assigns and personal representatives (collectively, “Seller Indemnified Parties”), and hold them harmless against any Losses, which Seller Indemnified Parties may suffer, sustain or become subject to, as a result of (i) any breach or inaccuracy in any of the representations and warranties of Buyer’s contained in this Agreement or any closing certificate delivered by or on behalf of Buyer pursuant to this Agreement, (ii) any breach of any of the agreements of Buyer contained in this Agreement, and (iii) any Liability of the Company for which none of the Sellers have any indemnification obligations hereunder or which none of the Sellers would have any indemnification obligations hereunder in absence of the passage of time, the Aggregate Cap or the Basket Amount (collectively “Seller Losses”).

          (b)      Buyer is liable to Seller Indemnified Parties for Seller Losses pursuant to Section 10.3(a)(i) only if the aggregate amount of all Seller Losses attributable to Section 10.3(a)(i) exceeds the Basket Amount, in which case Buyer will be obligated to indemnify the Sellers for the excess amount of Seller Losses. Provided further, the maximum amount of Liability of the Buyer to the Seller Indemnified Parties for any Seller Losses shall be the Aggregate Cap; provided, however that the Aggregate Cap and Basket Amount shall not limit Buyer’s obligation to pay the Purchase Price in accordance with this Agreement. Notwithstanding the Basket Amount and the Seller’s Aggregate Cap, the Buyer shall be fully liable for indemnification hereunder to each Seller in the event such Seller shall become liable for any Liability of the Company disclosed in the Latest Balance Sheet or which are incurred thereafter in the Ordinary Course of Business; any amounts owed to Sellers in accordance with Section 7.9; or any loss resulting from the willful misconduct or fraud of Buyer.

          (c)      If Sellers have a claim for indemnification under this Section 10.3, the Sellers, or anyone of them, will deliver to Buyer one or more written notices of Seller Losses during the applicable survival period. Buyer will have no Liability under this Section 10.3 unless the written notices required by the preceding sentence are given during the applicable survival period. Any written notice will state in reasonable detail the basis for such Seller Losses to the extent then known by Sellers and the nature of Seller Loss for which indemnification is sought, and it may state the amount of the Seller Loss claimed. If such written notice (or an amended notice) states the amount of Seller Loss claimed and Buyer notifies Sellers that Buyer does not dispute the claim described in such notice or fails to notify Sellers within sixty (60) days after delivery of such notice by Sellers, or anyone of them, whether Buyer disputes the claim described in such notice, Seller Loss in the amount specified in Sellers’ notice will be admitted by Buyer, and Buyer will pay the amount of such Seller Loss to Sellers. If Buyer has timely disputed Liability with respect to such claim, Buyer and Sellers will proceed in good faith to negotiate a claim for indemnification of such dispute. If a resolution has not been reached within thirty (30) days after delivery of Buyer’s notice, Sellers may seek judicial recourse. If a written notice does not state the amount of Seller Loss claimed, such omission will not preclude Sellers from recovering from Buyer the amount of Seller Loss with respect to the claim described in such notice if any such amount is promptly provided once determined. In order to assert its right to indemnification under this Article X, Sellers will not be required to provide any notice except as set forth in this Section 10.3(c).

          (d)      Buyer will pay the amount of any Seller Loss to Sellers within thirty (30) days following the determination of a Buyer’s Liability for and the amount of a Seller Loss (whether such determination is made pursuant to the procedures set forth in this Section 10.3, by agreement between Sellers and the Buyer, or by final adjudication).

          10.4    Breach of Restrictive Covenants. If any Seller violates any of the Restrictive Covenants, in addition to and not in lieu of any other remedies available in connection with any suit at law or in equity, Buyer, SunOpta Aseptic, Inc., SunOpta Food Group, LLC, SunOpta Holdings Inc. and SunOpta will be entitled to an accounting, and to the repayment of all profits, compensation, commissions, fees, royalties or other remuneration which Seller, or any other Person, may have either directly or indirectly realized and/or may realize, as a result of, growing out of, or in connection with such violation. In addition to the foregoing, Buyer will be entitled to collect from Seller any reasonable attorneys’ fees, costs and disbursements costs incurred in bringing any action to enforce the terms of the Restrictive Covenants, as well as any attorneys’ fees, costs and disbursements for the collection of any judgments in favor of Buyer arising out of the Restrictive Covenants. Notwithstanding anything to the contrary herein, the Buyer covenants and agrees that each Seller shall be individually, but not jointly, liable for any breach of a Restrictive Covenant and that the Buyer may only pursue a breaching Seller separately and not any non-breaching Seller in any lawsuit or claim to enforce or recover any indemnification claim for such breach of the Restrictive Covenant.

          10.5    Third Party Action.

          (a)      Each of (i) Buyer, on one hand, and (ii) Sellers, jointly and severally, on the other hand (each an “Indemnifying Party”), agree to indemnify, defend and hold harmless the other party and their respective officers, directors, employees, agents and stockholders (the “Indemnified Party”) against any Loss arising from a breach of the representation and warranties of the other party (the “Indemnifying Party’) contained in this Agreement, relating to or constituting any litigation, action or proceeding (including any governmental investigation or inquiry) instituted or threatened by any third party with respect to the period up to and including the Closing Date (as it pertains to the Sellers) and for the period after the Closing Date (as it pertains to the Buyer) that are or may be Losses (any such third party action or proceeding being referred to as a “Third Party Action”). The Indemnified Party will give the Indemnifying Party prompt written notice of any claim, notice or commencement of a Third Party Action. The complaint or other papers pursuant to which the third party commenced such Third Party Action will be attached to such written notice. The failure to give prompt written notice will not affect any Indemnified Party’s rights to indemnification unless such failure has materially and adversely affected Indemnifying Party’s ability to defend successfully such Third Party Action and in such event, only to the extent it caused the Indemnifying Party damage or loss.

          (b)      The Indemnifying Party shall contest and defend such Third Party Action on behalf of the Indemnified Party that requests that it do so. Notice of the intention to so contest and defend will be given by the Indemnifying Party to the requesting Indemnified Party within twenty (20) business days after the Indemnified Party’s notice of such Third Party Action (but, in all events, at least five business days prior to the date that a response to such Third Party Action is due to be filed). Such contest and defense will be conducted by reputable attorneys retained by the Indemnifying Party that are satisfactory to the Indemnified Party. The Indemnified Party will be entitled at any time, at its own cost and expense, to participate in such contest and defense and to be represented by attorneys of its own choosing. If the Indemnified Party elects to participate in such defense, the Indemnified Party will cooperate with the Indemnifying Party in the conduct of such defense. The Indemnified Party will cooperate with the Indemnifying Party to the extent reasonably requested by the Indemnifying Party in the contest and defense of such Third Party Action, including providing reasonable access (upon reasonable notice) to the books, records and employees of the Indemnified Party if relevant to the defense of such Third Party Action; provided, that such cooperation will not unduly disrupt the operations of the business of the Indemnified Party or cause the Indemnified Party to waive any statutory or common law privileges, breach any confidentiality obligations owed to third parties or otherwise cause any confidential information of such Indemnified Party to become public.

          (c)      If an Indemnified Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent any interests of the Indemnified Party at any time after requesting the Indemnifying Party to do so, an Indemnified Party will be entitled to conduct its own defense and to be represented by attorneys of its own choosing all at the Indemnifying Party’s cost and expense.

          (d)      Neither the Indemnified Party nor the Indemnifying Party may concede, settle or compromise any Third Party Action without the consent of the other Party, which consents will not be unreasonably withheld. Notwithstanding the foregoing, (i) if a Third Party Action seeks the issuance of an injunction, the specific election of an obligation or similar remedy or (ii) if the subject matter of a Third Party Action relates to the ongoing business of any Indemnified Party, which Third Party Action, if decided against any Indemnified Party, would materially adversely affect the ongoing business or reputation of the Indemnified Party, the Indemnified Party alone will be entitled to settle such Third Party Action in the first instance and, if the Indemnified Party does not settle such Third Party Action, the Indemnifying Party will then have the right to contest and defend (but not settle) such Third Party Action.

          10.6    Specific Performance; Exclusive Remedies. Except indemnification under Article XI, the indemnification provisions of this Article X shall be the exclusive remedy of the Parties, successors and assigns against any other Party with respect to matters arising under or in connection with this Agreement and the transactions contemplated hereby, and satisfaction of the claims of the Parties shall be limited to the respective Basket Amounts and Aggregate Cap amounts and the terms and conditions set forth herein. In addition, Buyer may terminate this Agreement, seek specific performance of Sellers’ obligations under this Agreement, including as set forth in Section 10.4, or pursue any other legal remedies available to Buyer. In the event of any alleged, threatened or actual breach by any Seller of the Restrictive Covenants for which Buyer or any of its Affiliates are entitled to temporary and permanent injunctive relief to enforce the Restrictive Covenants, such relief may be granted without the necessity of proving actual damages. Such injunctive or equitable relief will be in addition to, and not in lieu of, any right to recover money damages for any such breach. Sellers further agree that Buyer and its Affiliates will not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any injunction or specific performance, and Sellers irrevocably waive any right they may have to require Buyer or its Affiliates to obtain, furnish or post any such bond or similar instrument in seeking such relief.

          10.7    Tax Adjustment. To the extent permitted by applicable law, Sellers and Buyer shall treat any payment made to Buyer under this Article X as an adjustment to the Purchase Price for tax purposes, and shall complete and file all returns consistent with such treatment.

          10.8    Additional Limitations on Indemnification. Notwithstanding anything contained herein to the contrary:

          (a)      The amount of Losses to which either an Indemnified Party may be entitled to be indemnified against and reimbursed for under this Article X shall take into account (i) any indemnity or other recovery under any contract, agreement or understanding between an Indemnified Party and any third party, (ii) any insurance proceeds received by an Indemnified Party with respect to such Losses, and (iii) the federal, state and local tax consequences of such Losses and of amounts received in respect of such losses, including payments pursuant to this Article X. The parties shall cooperate with each other with respect to making claims under a contract, agreement or understanding between the Buyer and any third parties, related to the Company, which contract, agreement or understanding provides indemnification or similar rights for the benefit of the Buyer. Nothing herein is intended to allow and Sellers may not receive insurance proceeds which exceed the amount of the indemnified claim(s).

          (b)      Except as set forth in Section 10.4, no Indemnifying Party shall be liable hereunder for any special, consequential, punitive or loss of opportunity damages of any kind or nature (other than for any such damages actually incurred by an Indemnified Party to an unaffiliated third party).

          (c)      Attorney, consultant, and other professional fees and disbursements incurred by an Indemnified Party in connection with this Article X shall be reasonable and based only on time actually spent which shall be charged at no more than such professional’s standard hourly rate.

          (d)      If the Indemnifying Party makes any payment under this Article X with respect to any Losses, the Indemnifying Party shall be subrogated, to the extent of such payment, to the rights of the Indemnified Party against any insurer or other party with respect to such Losses, and the Indemnified Party shall assign to the Indemnifying Party any and all rights with respect to which and to the extent to which indemnification shall have been sought or made under this Agreement, and the Indemnified Party shall not take any action which directly or indirectly would affect such claims that the Indemnifying Party may have with respect thereto and shall cooperate fully with the Indemnified Party in pursuing such claims.

          (e)      No claim for breach of Section 4.10 may be made by the Buyer until one hundred eighty (180) days after the Closing Date and then only if such Accounts Receivable has not been collected by such date.

XI. Tax Matters

          The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:

          11.1    Tax Indemnification. Each Seller jointly and severally shall indemnify the Company, Buyer, and each Buyer Affiliate and hold them harmless from and against any loss, claim, Liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company for all Taxable periods ending on or before the Closing Date (including the Company’s short federal income tax year ending on the Closing Date) and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation § 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that in the case of clauses (i), (ii) and (iii) above, Sellers shall be liable only to the extent that such Taxes are in excess of the amount, if any, that has been reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in the calculation of Working Capital. Sellers shall reimburse Buyer for any loss, claim, Liability, expense, or other damage attributable to Taxes of the Company that are the responsibility of Sellers pursuant to this Section 11.1 in accordance with the procedures in Section 10.5.

          11.2    Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in such Straddle Period.

          11.3    Responsibility for Filing Tax Returns. Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company up to and including the date immediately preceding the Closing Date. Buyer shall prepare or cause the Company to prepare and file or caused to be filed all Tax Returns for the Company which are filed after the Closing Date. Buyer shall permit Sellers to review and comment on each such Income Tax Return described in the preceding sentence that relates to a Pre-Closing Tax Period prior to filing and shall make such revisions to such Income Tax Returns as are reasonably requested by Sellers.

          11.4    Refunds and Tax Benefits. Any Tax refunds that are received by Buyer or the Company, and any amounts credited against Tax to which Buyer or the Company become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Sellers, and Buyer shall pay over to Sellers any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to Buyer or the Company of any amount that has been reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in the calculation of Working Capital, Buyer shall pay such amount to Sellers within fifteen (15) days after receipt or entitlement thereto. Without the consent of the Sellers, which consent shall not be unreasonably withheld, the Buyer shall not make any election affecting any Pre-Closing Tax Period or Tax Return, or any Tax Return for which the Sellers or the Company are responsible, which would subject the Sellers to any Taxes, indemnification claim, decrease in the Working Capital Adjustment or Price Adjustment.

          11.5    Cooperation on Tax Matters.

          (a)      Buyer, the Company and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Article XI and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer, the Company and Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Buyer, the Company or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

          (b)      Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

          (c)      Buyer and Sellers further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code §6043 and all Treasury Regulations promulgated thereunder.

          11.6    Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any Liability thereunder.

          11.7    Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such charges, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the sale, transfer and assignment of the Stock to the Buyer shall be borne by Sellers.

XII. Miscellaneous

          12.1    Press Releases and Announcements. Prior to the Closing Date, no Party shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of the Company without prior written approval of the other Party, except as may be necessary, in the opinion of counsel to the Party seeking to make disclosure, to comply with the requirements of this Agreement or applicable law. If any such press release or public announcement is so required, the Party making such disclosure shall consult with the other Party prior to making such disclosure, and the Parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both Parties.

          12.2    Expenses. Except as otherwise expressly provided for herein, Sellers and Buyer will pay all of their own expenses (including attorneys’ and accountants’ fees), in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

          12.3    Further Assurances. Sellers agree that, on and after the Closing Date, each shall take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including, without limitation, putting Buyer in possession of the Stock and operating control of the Company.

          12.4    Cooperation and Exchange of Information. Each Party shall cooperate with the each other Party as may be reasonably requested by a Party, to complete the transactions contemplated in this Agreement, which may transpire post-Closing.

          12.5    Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the Party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

          12.6    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three business days after being mailed by first class U.S. mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Buyer and Sellers will, unless another address is specified in writing, be sent to the address indicated below:

Notices to Buyer

SunOpta Inc.	Sunrich LLC
Attn: John Dietrich	Attn: Allan Routh
2838 Bovaird Drive West	P.O. Box 128 3824 S.W. 93rd Street
Brampton ON L7A 0H2	Hope, MN 56046
Canada	Facsimile: (507) 451-2910
Facsimile: (905) 455-2529

With a copy to:

Stoel Rives LLP
Attn: Eric A. Bartsch
33 S. 6th St., Ste. 4200
Minneapolis, MN 55402
Facsimile: 612-373-8881

Notices to Sellers

Thomas Miller	Charles Considine
6766 Shingobee Road N.W.	12720 Diamond Drive
Walker, MN 56484	Burnsville, MN 55337
Facsimile: 480-677-3777	Facsimile: 952-854-6341

With copy to:

Virgil K. Johnson, Esq.	Timothy Egeland
Erickson | Sederstrom, PC, LLO	3334 South 69th Street
Regency Westpointe, Suite 100	Grand Forks, ND 58201
10330 Regency Parkway Drive	Facsimile: 218-281-7350
Omaha, Nebraska 68114
Facsimile: 402.390.7130

          12.7    Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party hereto without the prior written consent of the other Parties, provided, however, Buyer may assign its rights under this Agreement to an Affiliate of Buyer, without the consent of Sellers, provided, that such Affiliate shall assume any and all of Buyer’s obligations hereunder, and in all agreements, documents, and instruments entered into or delivered pursuant to this Agreement, and such assignment shall not relieve the Buyer from and Buyer shall remain obligated and bound to all its obligations hereunder.

          12.8    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          12.9    Complete Agreement. Agreement and the Related Documents and the Exhibits hereto, the Disclosure Schedule and the other documents referred to herein contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way. Notwithstanding the foregoing, the Restrictive Covenants shall be separate and independent obligations of each Seller from each Seller’s obligations under his respective employment agreement.

          12.10  Counterparts. This Agreement may be executed in one or more counterparts, and by facsimile signature or an e-mail of a PDF signature, each of which shall be deemed to be an original, but all such counterparts taken together will constitute one and the same instrument.

          12.11  Governing Law and Venue. The internal law, without regard to conflicts of laws principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement. Sole and proper venue for any claim or dispute hereunder shall be in the federal and state courts located in Hennepin County, Minnesota and each Party agrees to service of process in any reasonably manner.

          12.12  Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

XIII. Definitions

          “Accounts Receivable” has the meaning set forth in Section 4.10.

          “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

          “Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

          “Aggregate Cap” has the meaning set forth in Section 10.2(b).

          “Annual Financial Statements” has the meaning set forth in Section 4.5.

          “Balance Sheet Date” has the meaning set forth in Section 4.7.

          “Base Price” has the meaning set forth in Section 1.2(a).

          “Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

          “Basket Amount” has the meaning set forth in Section 10.2(b).

          “Budget” has the meaning set forth in Section 4.30.

          “Business” has the meaning set forth in the preface above.

          “Buyer Indemnified Parties” has the meaning set forth in Section 10.2(a).

          “Buyer Losses” has the meaning set forth in Section 10.2(a).

          “Buyer’s CPA” has the meaning set forth in Section 1.4.

          “Buyer’s Representative” has the meaning set forth in Section 6.2.

          “Buyer” has the meaning set forth in the preface above.

          “Closing Date” has the meaning set forth in Section 2.1.

          “Closing Payment” has the meaning set forth in Section 1.2(a).

          “Closing” has the meaning set forth in Section 2.1.

          “COBRA” has the meaning set forth in Section 4.18(d).

          “Code” means the Internal Revenue Code of 1986, as amended.

          “Confidential Information” means any information concerning the Business and affairs of the Company or Buyer that is not generally available to the public and includes and all information relating to the Purchase Price and other terms of this Agreement.

          “Company” has the meaning set forth in the preface above.

          “Deferred Compensation Plan” has the meaning set forth in Section 4.18(m).

          “Disclosure Schedule” has the meaning set forth in Article III.

          “EBITDA” has the meaning set forth in Section 1.2(c)(1).

          “Employee Plan” has the meaning set forth in Section 4.18(a).

          “Environmental Laws” means all applicable federal, state and local laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment (including, without limitation, all applicable federal, state and local laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials in effect as of the date of this Agreement).

          “Environmental Permits” has the meaning set forth in Section 4.23(b).

          “ERISA” means the Employment Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

          “Escrow Account” has the meaning set forth in Section 1.2(a).

          “Escrow Amount” means Three Hundred Thousand Dollars ($300,000).

          “Escrow Agreement” means that certain escrow agreement by and among Sellers, Buyer and the escrow agent in respect of the Escrow Account.

          “Escrow Claims” has the meaning set forth in Section 10.2(f)

          “Financial Statements” has the meaning set forth in Section 4.5.

          “GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

          “Governmental Authority” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

          “Hazardous Materials” means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any federal, state or local law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the Company to any imposition of costs or Liability under any Environmental Law.

          “Indemnified Party” has the meaning set forth in Section 10.4(a).

          “Indemnifying Party” has the meaning set forth in Section 10.4(a).

          “Independent Firm” has the meaning set forth in Section 1.4.

          “Insiders” has the meaning set forth in Section 4.20.

          “Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all computer software (including source code, executable code, data, databases, and related documentation); (g) all advertising and promotional materials; (h) all other proprietary rights; and (i) all copies and tangible embodiments thereof (in whatever form or medium).

          “Inventory” shall mean and include all finished goods, work in process, grain inventory, raw materials, ingredients, product labels, packaging materials, new spare parts inventory, and all other materials, commodities and supplies to be used, consumed, sold, resold or distributed by the Company and used in connection with the Business, together with any express or implied warranty by the manufacturers or sellers of any item or component part thereof, rights of return, rebate rights, over-payment recovery rights and the Company’s rights related to any of the foregoing.

          “Knowledge” means actual knowledge after reasonable investigation.

          “Latest Balance Sheet” has the meaning set forth in Section 4.5.

          “Latest Financial Statement” has the meaning set forth in Section 4.5.

          “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company holds any Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company thereunder.

          “Letter” has the meaning set forth in Section 6.12(a).

           “Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

          “Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

          “Losses” has the meaning set forth in Section 10.2(a).

          “Lower of Cost or Market” means the lower of (a) the inventory cost, which is equal to: (i) for raw materials, the cost to procure the product, and (ii) for finished goods, the cost to procure the raw materials plus the applicable processing costs to convert the raw materials into finished goods, and (b) the market price, which is equal to the Company’s coverage forward contracted sales price for in-shell products over 20/64 inch round hole screen.

          “Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of the Company, taken as a whole, or to the ability of Sellers to consummate timely the transactions contemplated hereby.

          “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

          “Party” means any Seller or the Buyer and “Parties” means the Sellers and the Buyer collectively.

          “Permits” has the meaning set forth in Section 4.22(b).

          “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

          “Phase II ESA” has the meaning set forth in Section 6.12(a)

          “Pre-Closing Tax Period” has the meaning set forth in Section 11.1.

          “Proceeding” has the meaning set forth in Section 4.18(g).

          “Purchase Price” has the meaning set forth in Section 1.2.

          “Quarterly Financial Statements” has the meaning set forth in Section 7.4.

          “Real Property” has the meaning set forth in Section 4.9(a).

          “Related Documents” has the meaning set forth in Section 10.2(a).

          “Release” shall mean the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

          “Reports” has the meaning set forth in Section 4.30.

          “Restricted Area” means anywhere in the world.

          “Restrictive Covenants” has the meaning set forth in Section 6.11(a).

          “Restricted Period” means five (5) years from the Closing Date.

           “Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.

          “Segment” has the meaning set forth in Section 1.2(c)(2).

          “Seller Indemnified Parties” has the meaning set forth in Section 10.3(a).

          “Seller” has the meaning set forth in the preface above.

          “Seller Losses” has the meaning set forth in Section 10.3(a).

          “Sellers’ CPA” has the meaning set forth in Section 1.4.

          “Set Working Capital” has the meaning set forth in Section 1.2(b).

          “Stock” has the meaning set forth in the preface above.

          “Straddle Period” has the meaning set forth in Section 11.2.

          “SunOpta” means SunOpta Inc., a corporation under the laws of Canada.

          “Surveys” has the meaning set forth in Section 8.1(q).

          “Tax Affiliate” shall mean Rolf Ehlers GmbH.

          “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

          “Third Party Action” has the meaning set forth in Section 10.5(a).

          “Title Commitment” shall mean a written commitment by the Title Insurer to issue a policy of title insurance on all the Real Property, upon the satisfaction of any additional conditions identified by the Title Insurer and payment of the premium for the policy of title insurance and which commitment is in a form reasonably satisfactory to Buyer.

          “Title Insurer” shall mean the title insurance company selected by Buyer to issue the Title Commitments(s).

          “Transfer Power” has the meaning set forth in Section 2.2.

          “WARN Act” has the meaning set forth in Section 4.8(w).

          “Working Capital” has the meaning set forth in Section 1.4.

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          IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

BUYER	SELLERS

SUNRICH LLC
/s/Thomas Miller
Thomas Miller

By: /s/ Allan Routh

Print Name: Allan Routh	/s/ Charles Considine
Charles Considine
Title: President

/s/ Timothy Egeland
Timothy Egeland